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                                                                     Exhibit 2.1

                          ACQUISITION OF CERTAIN ASSETS

                                       OF

                                BURNS BROS., INC.

                                       BY

                            TA OPERATING CORPORATION

                            ASSET PURCHASE AGREEMENT
                                October 17, 1998

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                                TABLE OF CONTENTS

ARTICLE I......................................................................4
  PURCHASE OF ASSETS...........................................................4
    1.1 Definitions............................................................4
    1.2 Purchased Assets......................................................10
    1.3 Retained Assets.......................................................12
ARTICLE II....................................................................13
  ASSUMPTION OF LIABILITIES...................................................13
    2.1 Assumed Liabilities...................................................13
    2.2 Closing Balance Sheet.................................................13
    2.3 Retained Liabilities..................................................14
    2.4 Satisfaction of Liabilities by Seller.................................15
ARTICLE III...................................................................16
  CONSIDERATION...............................................................16
    3.1 Consideration Generally...............................................16
    3.2 Determination and Payment of Inventory Amount.........................16
    3.3 Determination and Payment of Receivables Amount.......................17
    3.4 Allocation of Purchase Price..........................................17
ARTICLE IV....................................................................17
  REPRESENTATIONS AND WARRANTIES OF SELLER....................................17
    4.1 Organization..........................................................17
    4.2 Agreements............................................................18
    4.3 Financial.............................................................19
    4.4 Legal.................................................................21
    4.5 Business..............................................................22
    4.6 Employee Benefits.....................................................24
    4.7 Assets................................................................24
    4.8 Real Property.........................................................27
ARTICLE V.....................................................................29
  REPRESENTATIONS AND WARRANTIES OF BUYER.....................................29
    5.1 Organization and Power................................................29
    5.2 Agreements............................................................30
ARTICLE VI....................................................................30
  CONDITIONS TO CLOSING.......................................................30
    6.1 Conditions to Buyer's Obligations.....................................30
    6.2 Conditions to Seller's Obligation.....................................35
    6.3 Mutual Conditions.....................................................37
ARTICLE VII...................................................................38
  CLOSING.....................................................................38
ARTICLE VIII..................................................................39
  COVENANTS...................................................................39
    8.1 Pre-Closing Covenants.................................................39
    8.2 Miscellaneous Covenants...............................................41
    8. 3 Employee Covenants...................................................45
    8.4 Assets Sold As-Is.....................................................46
    8.5 Confidentiality.......................................................46
    8.6 Waiver of Environmental Claims........................................46
    8.7 Bulk Sales Law........................................................47
ARTICLE IX....................................................................47
  INDEMNIFICATION.............................................................47
    9.1 Survival of Representations and Warranties............................47
    9.2 Indemnification by Seller.............................................47
    9.3 Indemnification by Buyer..............................................48


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    9.4 Third Party Claims....................................................49
    9.5 Limitations on Indemnification of Buyer Indemnified Parties...........50
    9.6 Limitations on Indemnification of Seller Indemnified Parties..........50
ARTICLE X.....................................................................51
  MISCELLANEOUS...............................................................51
    10.1 Entire Agreement.....................................................51
    10.2 Successors and Assigns; Third Party Beneficiaries....................51
    10.3 Headings; Drafting...................................................51
    10.4 Modification and Waiver..............................................51
    10.5 Notices..............................................................51
    10.6 Governing Law; Waiver of Jury Trial..................................52
    10.7 Attorneys' Fees......................................................53
    10.8 Counterparts.........................................................53
    10.9 Severability.........................................................53
    10.10 Statement Required by Oregon Statute................................53


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Schedule 1.2(a)      -     Cash
Schedule 1.2(b)      -     Tangible Personal Property
Schedule 1.2(b-i)    -     Exceptions to Tangible Personal Property
Schedule 1.2(c)      -     Inventory
Schedule 1.2(e)      -     Deposits
Schedule 1.2(f)      -     Purchase and Sale Contracts
Schedule 1.2(i)      -     Additional Contract Rights
Schedule 1.2(j)      -     Leased Signs and Sign Sites
Schedule 1.2(k)      -     Real Property
Schedule 1.2(n)      -     Pipeline Rights
Schedule 1.2(o)      -     Headquarters Assets
Schedule 1.3(c)      -     Enterprises' Property
Schedule 1.3(e)      -     Certain Assets at Lounge at Troutdale, Oregon
Schedule 2.1(b)      -     Assumed Liabilities
Schedule 2.2.1(a)    -     Excluded Receivables
Schedule 2.2.1(b)    -     Bad Debt Reserve
Schedule 3.2         -     Used Tire Valuation
Schedule 3.4         -     Allocation of Purchase Price
Schedule 4.1.2       -     Qualification
Schedule 4.3.1       -     Financial Statements
Schedule 4.3.3       -     Absence of Changes
Schedule 4.3.4       -     Taxes
Schedule 4.4.1       -     Compliance with Laws
Schedule 4.4.4       -     Litigation
Schedule 4.4.5       -     A.D.A. Matters
Schedule 4.5.1(a)    -     Employment
Schedule 4.5.1(b)    -     Employee Claims
Schedule 4.5.1(c)    -     Criminal Convictions
Schedule 4.5.2       -     Worker Adjustment and Retraining Notification Act
Schedule 4.5.3       -     Contracts
Schedule 4.5.5       -     Suppliers and Customers
Schedule 4.5.7       -     Prepayments and Deposits
Schedule 4.5.8       -     Capital Projects
Schedule 4.6(a)      -     Employee Benefit Plans
Schedule 4.6(b)      -     Benefits to Non-Employees
Schedule 4.6(c)      -     Benefits Owed due to Transaction
Schedule 4.7.1       -     Title
Schedule 4.7.4       -     Environmental Matters
Schedule 4.7.6       -     Intellectual Property
Schedule 4.7.7       -     Leased Material Tangible Assets
Schedule 4.8.1       -     Real Property - Legal Descriptions
Schedule 4.8.12      -     Real Property - Betterment, Assessment
Schedule 4.8.13      -     Real Property - Options, Leases
Schedule 4.9.1       -     Conflicts of Interest
Schedule 6.1.10      -     U.S. Bank Letter
Schedule 8.3.1       -     Employment


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                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT is entered into this 17th day of October, 1998, by and between Burns Bros., Inc., an Oregon corporation ("Seller") and TA Operating Corporation, a Delaware corporation ("Buyer").

                                    RECITAL:

            A. The parties desire that Seller, Burns Family Realty Co., an Oregon general partnership ("Realty") and Burns Bros. Enterprises, Inc., a Nevada corporation ("Enterprises") sell to Buyer and that Buyer purchase from Seller, Realty and Enterprises substantially all of the assets of Seller, Realty and Enterprises (other than Nevada gaming assets owned and operated by Enterprises) relating to or used in the operation of Seller's truckstop business, including but not limited to its operation of truckstops, travelcenters, travel stores, lounges, motels, restaurants, video poker, quick service restaurants, truckwashes and truck tire shops at or on the Owned Real Property (as hereinafter defined) and Seller's fuel hauling and wholesale fuel business (collectively, the "Business") upon the terms hereinafter set forth.

            In consideration of and in reliance upon the representations, warranties and obligations contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                               PURCHASE OF ASSETS

            1.1 Definitions. Accounting terms used herein and not otherwise defined herein shall have the meanings given to them under generally accepted accounting principles. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

            "Acquisition Balance Sheets" is defined in Section 4.3.1.

            "Affiliate" of any Person means any person directly or indirectly controlling, controlled by or under common control with any such Person and any officer, director or controlling person of such Person.

            "Assumed Balance Sheet Liabilities" is defined in paragraph (a) of
Section 2.1.

            "Assumed Contracts" means the Contracts listed on Schedules 1.2(f),
(i) and (j).

            "Assumed Liabilities" is defined in Section 2. 1.

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            "BFR Assets" means (i) the building, trade fixtures and equipment owned by Realty and used in the operation of the Business at Rye Patch, Nevada and (ii) one high-rise sign located at each of the following Owned Real
Properties: Kadoka, South Dakota; Stockton, Iowa; Waco, Nebraska; Spencer, South Dakota; Overton, Nebraska; Sinclair, Wyoming; Troutdale, Oregon; Coachella, California; Cheyenne, Wyoming; and Fort Bridger, Wyoming. The BFR Assets do not include the land at Rye Patch, Nevada, which is owned by Seller, or gaming equipment at Rye Patch, Nevada or Mill City, Nevada, which is owned by Enterprises.

            "BFR Asset Purchase Agreement" means that certain Asset Purchase Agreement by and between Burns Family Realty Company, as seller, and TA Operating Corporation, as buyer, executed and delivered contemporaneously with this Agreement and providing for the purchase and sale of the BFR Assets.

            "Books and Records" means all books and records of Seller relating to the Business and properties of Seller used in the Business, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers' lists and personnel records, (ii) all contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of Seller,
(iii) Tax Returns, and (iv) all financial and operating data, files and other information with respect to Seller's Business, but excluding minute books and stock records of Seller.

            "Business" is defined in Recital A.

            "Buyer" means TA Operating Corporation or its permitted assigns.

            "Buyer Indemnified Parties" is defined in Section 9.2.

            "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 96-1 et seq.

            "Closing" and "Closing Date" are defined in Article VII.

            "Closing Amount" is defined in Section 3.1.

            "COBRA" is defined in Section 8.3.3.

            "Contract" means any commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, contract, promise or similar arrangement evidencing or creating any obligation, whether written or oral.

            "Disposal" means disposal as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where Seller has conducted business or a jurisdiction where there has been a Release of Hazardous Substances in connection with the conduct of the Business.


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            "Employee Benefit Plan" means any employee benefit plan (as defined in Section 3.3 of ERISA), or any employment contract, employee loan, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance termination pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, payroll incentive policy, fund, agreement or arrangement, noncompetition or consulting agreement, hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy, fund, agreement or arrangement similar to or in the nature of the foregoing, oral or written relating to the Business of Seller.

            "Employee Claims" is defined in Section 4.5.1.

            "Enterprises" means Burns Bros. Enterprises, Inc., a Nevada corporation.

            "Enterprises Asset" means that certain high-rise electronic message board sign owned by Enterprises and located at the following Owned Real
Property: Mill City, Nevada.

            "Enterprises Asset Purchase Agreement" means that certain Asset Purchase Agreement by and between Burns Bros. Enterprises, Inc., as seller, and TA Operating Corporation, as buyer, executed and delivered contemporaneously with this Agreement and providing for the purchase and sale of the Enterprises Asset.

            "Environmental Reports" is defined in Section 6.1.11.

            "Environmental Law" means any federal, state or local Law pertaining to the environment or the health or safety of the public or employees, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.ss. 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.ss. 6901 et seq.; any state or local Law similar to CERCLA or RCRA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq.; the Toxic Substances Controls Act, 15 U.S.C. ss.ss. 2602 et seq., each as amended; all regulations issued pursuant to the foregoing; all permits issued to Realty or Seller or any of their subsidiaries pursuant to the foregoing; and any other state, federal or local Law, whether currently in existence or hereafter enacted, pertaining to:

            (i) the existence, cleanup and/or remedy of contamination on property;

            (ii) the emission or discharge of Hazardous Substances into the environment, including, without limitation, into sewer systems or within buildings;

            (iii) the control of hazardous wastes;

            (iv) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Substances, including building materials; or


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            (v) worker or community protection.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Gaming Agreement" is defined in Section 6.3.3.

            "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

            "Hazardous Substances" means any hazardous substance, extremely hazardous substances, toxic substances, hazardous waste, pollutant, contaminant and any other substance, material or waste regulated by an Environmental Law and any regulations promulgated pursuant thereto, or which requires investigation or remediation under any applicable Environmental Law. Hazardous Substances include, without limitation, Petroleum Products, asbestos, urea formaldehyde and polychlorinated biphenyls, regardless of whether specifically listed or designated as a hazardous substance under any Environmental Law.

            "H-S-R" is defined in Section 6.3.1.

            "Independent Accountants" is defined in Section 3.2.

            "Intellectual Property Rights" is defined in paragraph (g) of
Section 1.2.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

            "Inventory Amount" is defined in Section 3.2.

            "Knowledge of Buyer" means the actual knowledge of any elected officer of Buyer.

            "Knowledge of Seller" means the actual knowledge of Bruce Burns, Steve Gross, Kirk French, Dave Summers, Pat Schauer, Pat Jameson, Jim Bye, Greg McPherson or Jack Fairfield.

            "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance, rule, order or regulation.

            "Liabilities" means responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.


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            "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, or any other title defect or restriction of any kind.

            "Listed Assets" is defined in Section 1.2.

            "Material Contract" means any Contract relating to the Business and pursuant to which Seller is obligated to expend, in the aggregate, $25,000 in any six (6) month period, and any other Contract otherwise material to Seller's Business.

            "Non-Waived Environmental Claim" is defined in Section 8.4.

            "Owned Real Property" is defined in Section 1.2.

            "Permitted Encumbrance" is defined in Section 6.3.8.

            "Person" means any individual, corporation, partnership, limited liability company, association or any other entity or organization.

            "Petroleum Products" means petroleum, gasoline, oil, fuel oil, diesel fuel and petroleum solvents, petroleum by-products or any other product or substance derived from petroleum.

            "Plan" means any Employee Benefit Plan with respect to which Seller currently is, or during the three year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions.

            "Protected Information" is defined in Section 8.1.2.

            "Purchase Price" is defined in Section 3.1.

            "Purchased Assets" is defined in Section 1.2.

            "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended, and as codified in the Solid Waste Disposal Act, 42 U.S.C. ss. 6901, et seq. All references to RCRA in this Agreement incorporate all regulations at 40 CFR. ss. 260, et seq., promulgated pursuant to RCRA as well as all state statutes and regulations adopted pursuant to RCRA or similar statutes of any state.

            "Realty" means Burns Family Realty Co., an Oregon general partnership.

            "Receivables Amount" is defined in Section 3.3.

            "Release" means any direct or indirect spilling, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaking, dumping or disposing on or into any


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building or facility or the environment, whether intentional or unintentional, known or unknown, and includes a threatened Release.

            "Retention Amount" is defined in Section 8.2.10.

            "Salable Inventory" is defined in Section 3.2.

            "Seller" means Burns Bros., Inc., an Oregon corporation.

            "Seller Indemnified Parties" is defined in Section 9.3.

            "Storage" means storage as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where Seller has conducted business or a jurisdiction where there has been a Release of Hazardous Substances in connection with the conduct of the Business; provided, however, that the term "Storage" as used herein shall not be limited to the storage of "hazardous wastes" as defined in RCRA, but shall extend to encompass the storage of any Hazardous Substances.

            "TABB" is defined in Section 6.3.4.

            "Tax" means any tax, charge or assessment by or liability to any Governmental Authority, including, but not limited to, any deficiency, interest or penalty.

            "Tax Refund Claim" is defined in Section 1.3(d).

            "Tax Returns" is defined in Section 4.3.4.

            "Title Company" shall mean First American Title Insurance Company.

            "Trade Secret" means any information which, if known to a competitor of the owner of the information, could be harmful to the owner of the information.

            "Transport" means transport as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where Seller has conducted business or a jurisdiction where there has been a Release of Hazardous Substances in connection with the conduct of the Business.

            "Treatment" means treatment as defined by RCRA or as defined by any applicable similar Law of any jurisdiction where Seller has conducted business or a jurisdiction where there has been a Release of Hazardous Substances in connection with the conduct of the Business.

            "Waived Environmental Claim" is defined in Section 8.6.

            1.2 Purchased Assets. Seller agrees to sell, transfer and assign to Buyer, free and clear of all Liens except Permitted Encumbrances, and Buyer agrees to purchase from Seller, substantially all of the assets of Seller relating to or used in the operation of the Business, whether


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known or unknown, tangible or intangible, and wherever located, existing as of the Closing, except the assets listed in Section 1.3. The assets of Seller to be purchased and sold pursuant to this Agreement are sometimes hereinafter collectively referred to as the "Purchased Assets." The Purchased Assets include, but are not limited to, all of the following assets of Seller relating to or used in the operation of the Business:

            (a) Cash. Cash in the amount listed in Schedule 1.2(a). In the event the aggregate amount of cash on hand at the Owned Real Properties at the time of the inventory referred to in Section
                  3.2 is less than the total shown on Schedule 1.2(a), Seller shall deliver the shortfall to Buyer immediately after Closing. In the event the aggregate amount of cash on hand at the Owned Real Properties at the time of the inventory referred to in Section 3.2 is more than the total shown on
                  Schedule 1.2(a), Buyer shall deliver the excess to Seller immediately after Closing. Cash purchased and sold under this Agreement does not include cash or imprest funds of Enterprises at Mill City, Nevada or Rye Patch, Nevada.

            (b) Tangible Personal Property. All equipment, machinery, leasehold improvements, computers (both computer hardware and software owned and licensed), furniture, fixtures, motor vehicles (including but not limited to any vehicles used in connection with fuel hauling or wholesale fuel business), office equipment and tooling, including, but not limited to,
                  (i) personal property used by (x) any site-level employee or
                  (y) any employee at Seller's headquarters who is hired by Buyer, in the conduct of his or her duties, including, automobiles, fax machines, cell phones and laptop computers, and (ii) those assets described or identified on Schedule 1.2(b), attached hereto (the "Listed Assets"), but excluding the computer software listed on Schedule 1.2(b-i), which is nonassignable;

            (c) Inventory. Inventories of fuel and non-fuel products, goods, raw materials, purchased parts, spare parts and work-in-process as of the Closing Date (including such inventories at the Wilsonville, Oregon, and Portland, Oregon, travelstops) and including inventories of fuel products owned by Seller and stored at bulk storage terminals listed on
                  Schedule 1.2(c));

            (d) Receivables. Any and all trade accounts receivable of Seller (including without limitation credit card receivables, receivables due from third-party billing companies, board charges and other amounts due on open account, and customer notes) as of the Closing Date (including such receivables which pertain to Wilsonville, Oregon, and Portland, Oregon, travelstops);

            (e) Deposits. Prepaid assets and deposits listed on Schedule 1.2(e) attached hereto;


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            (f)   Purchase and Sale Contract Rights. All rights of Seller under contracts which were made in the ordinary course of business providing for the purchase or sale of goods or services, which contracts are disclosed to Buyer on Schedule 1.2(f) attached hereto;

            (g) Intellectual Property Rights. All intellectual property of Seller, if any, relating to the Business, including copyrights, copyright registrations, designs, blueprints, engineering data, know-how, software, patents, patent applications, trademarks, trade dress and trade names, all applications and registrations for such trademarks, trade dress and trade names (including without limitation the copyright registrations listed on Schedule 4.7.6), and any and all goodwill related thereto or associated therewith (including, without limitation, any and all rights to the name "Mrs. B's", "TABB" and derivatives thereof, and any names, trademarks or trade dress substantially similar to those used by Seller in connection with the Business, and rights to use the name "Burns Bros." in connection with the operation of Buyer's primary business on or at the Owned Real Property for a period of five (5) years after the Closing) and all rights of Seller under related license agreements listed on Schedule 4.7.6) to the extent the license agreements may be assigned (the "Intellectual Property Rights");

            (h) Listings. All customer and supplier lists, if any, and related correspondence;

            (i) Additional Contract Rights. Such other contract rights, such as distributor, franchise, jobber and dealer agreements, and leases for existing facilities and equipment, as are listed on
                  Schedule 1.2(i);

            (j) Leased Signs and Sign Sites. Rights under (i) leases of billboard signs, (ii) leases of sites for billboard signs owned by Seller and (iii) leases or other agreements for highway logo board signs, used in connection with the Business and listed on Schedule 1.2(j);

            (k) Real Property. All real estate and interests in real estate (including, but not limited to, all buildings and improvements) used or usable in connection with the Business, including without limitation, the sites listed on Schedule 1.2(k), attached hereto, and all "out parcels," including, but not limited to the out parcels located in Corning, California, and Troutdale, Oregon (collectively, the "Owned Real Property");

            (1) Truck Repair Shops. The free-standing truck repair shops at the Corning and Coachella, California, sites (including all fixtures and improvements) that are currently being leased to Buyer;


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            (m)   Permits and Licenses. To the extent assignable under law,
                  rights under such permits and licenses, including but not limited to beer, wine and liquor permits, as Buyer may elect to include in the assets to be acquired;

            (n) Pipeline Rights. All rights, if any, to the transport of fuel through common carrier pipelines as described on Schedule 1.2(n); and

            (o) Headquarters Assets. Certain personal property located at and used in the operation of Seller's headquarters offices at Weatherly Building, Suite 1200, 516 S. E. Morrison Street, Portland, Oregon 97214 and listed on Schedule 1.2(o).

            1.3 Retained Assets. Seller shall not sell, transfer or assign to Buyer, and Buyer shall not purchase from Seller, the following assets relating to the Business:

            (a) Certain Real and Personal Property. The real estate and personal property (excluding inventory and accounts receivable) located at, and used in the operation of Seller's Wilsonville, Oregon, and Portland, Oregon, facilities, and the real estate and personal property located at, and used in the operation of Seller's Minden, Iowa, or Ellensburg, Washington facilities;

            (b) Headquarters Assets. All of the personal property located at and used in the operation of Seller's headquarters offices at Weatherly Building, Suite 1200, 516 S.E. Morrison Street, Portland, Oregon 97214, except the personal property listed on
                  Schedule 1.2(o) or as described in Section 1.2(b)(i);

            (c) Enterprises' Property. All assets owned by Enterprises at the Mill City and Rye Patch, Nevada, facilities listed on Schedule 1.3(c);

            (d) Tax Refund Claim. Those certain claims of Seller against the Internal Revenue Service and the Oregon Department of Revenue for refund of income taxes arising from Seller's understatement of cost of goods sold on tax returns filed prior to June 30, 1992 (the "Tax Refund Claim"); and

            (e) Certain Assets at Lounge at Troutdale, Oregon. The personal property located at and used in the operation of the lounge and video poker facility at the Troutdale, Oregon facility, and listed on Schedule 1.3(e).


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                                   ARTICLE II

                            ASSUMPTION OF LIABILITIES

            2.1 Assumed Liabilities. Buyer agrees to assume only the following obligations (the "Assumed Liabilities") of Seller existing as of the Closing:

            (a) those liabilities and obligations of Seller relating to the Business and which relate to operations or events arising from and after the Closing Date under the Assumed Contracts and in respect of which Seller is not in default as of the Closing Date;

            (b) those current liabilities of Seller relating to the Business and reflected on the modified August 31, 1998, balance sheet attached hereto as Schedule 2.1(b) (other than the current portion of any long-term debt, liabilities related to environmental matters, workers' compensation or insurance claims and all employee-related liabilities) to the extent the same are outstanding on the Closing Date, together with such similar liabilities as are incurred by Seller in the ordinary course of business between August 31, 1998, and the Closing Date and are reflected on the Final Closing Balance Sheet (as hereinafter defined) (the "Assumed Balance Sheet Liabilities"); and

            (c)   outstanding "Loyal Fueler" liabilities and obligations.

Nothing in this Section 2.1 shall be construed or implied to impose upon Buyer any Liabilities retained by Seller under Section 2.3.

            2.2 Closing Balance Sheet

                  2.2.1 Preparation of Preliminary Closing Balance Sheet. Within forty-five (45) days after the Closing, Seller will prepare and deliver to Buyer a balance sheet (the "Preliminary Closing Balance Sheet") as of the Closing reflecting, among other things: (a) the current liabilities of Seller, excluding the current portion of any long-term debt, liabilities related to environmental matters, workers' compensation or insurance claims, and reducing such liabilities by an amount equal to identifiable and realizable payment term discounts; and (b) an amount equal to the accounts receivable of the Business (excluding any accounts receivable which are subject to the American Credit Industry Insurance Company credit insurance policy and the notes and accounts receivable listed on Schedule 2.2.1(a), attached hereto), minus the amount of the Assumed Balance Sheet Liabilities, minus a reserve for bad debts mutually agreed upon by Seller and Buyer as forth on Schedule 2.2.1(b) (the "Receivables Amount"). Except as provided in the preceding sentence, the balance sheet shall be prepared in accordance with generally accepted accounting principles on a basis consistent with Seller's past practice; provided, however, that to the extent that any of Seller's past accounting principles were not in accordance with generally accepted accounting principles, such nonconforming practices shall not be followed in the preparation of the Preliminary Closing Balance Sheet;

            2.2.2 Preliminary Closing Balance Sheet Review. Upon Seller's delivery of the Preliminary Closing Balance Sheet, all work papers, documents and records used or generated by Seller (or its accountants) in connection with the preparation of the Preliminary Closing Balance Sheet shall be made available to Buyer. Buyer shall review the Preliminary Closing Balance Sheet and, on or before the 30th day after Buyer's receipt of the Preliminary Closing Balance Sheet, Buyer shall deliver to Seller, in writing, any objections or disputes which it may have with respect to whether the Preliminary Closing Balance Sheet was prepared in accordance with the provisions of this Agreement.

            2.2.3 Preliminary Closing Balance Sheet Dispute. If Buyer makes a timely objection to the Preliminary Closing Balance Sheet, and Buyer and Seller are unable to resolve their disputes within fifteen (15) days after Buyer's objection, the dispute shall be resolved by arbitration in Denver, Colorado, before Arthur Andersen & Co. (the "Independent Accountants"). The Independent Accountants shall conduct such arbitration and perform their services in compliance with the provisions and guidelines of this Agreement, as expeditiously as possible, and deliver a revised Preliminary Closing Balance Sheet to Seller and Buyer as a result thereof. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared equally by Buyer and Seller.

            2.2.4 Final Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be deemed final and binding upon the parties and shall become the "Final Closing Balance Sheet" upon the earliest to occur of the following:

            (a) the mutual agreement of Buyer and Seller to and acceptance of the Preliminary Closing Balance Sheet;

            (b) Buyer's failure to object timely in writing to the Preliminary Closing Balance Sheet; or

            (c) the receipt by Buyer and Seller of a revised Preliminary Balance Sheet as a result of arbitration before the Independent Accountants.

            2.3 Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer does not assume and will not become responsible for any Liability (whether known or unknown) of Seller except the Assumed Liabilities, and Seller shall be responsible for, and shall satisfy and discharge, all Liabilities relating or pertaining to it or the Business, other than the Assumed Liabilities. Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller which Buyer does not expressly or impliedly assume:

            (a) Long-Term Debt. All of the long-term debt, including the current portion thereof and including all interest thereon of Seller;

            (b) Product Liability. All Liabilities with respect to products manufactured, sold or leased by Seller prior to the Closing, without regard to (i) the basis or theory of claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct or otherwise), (ii) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other) or (iii) whether the claim arose or is asserted before or after the Closing;

            (c) Product Warranty or Shortage. All Liabilities of Seller to customers or third parties with respect to shortages or defects in goods delivered to customers or in transit to customers prior to the Closing, including, but not limited to, Liabilities for product warranty claims;

            (d) Services. All Liabilities to customers or third parties with respect to services performed by Seller prior to the Closing;

            (e) Claims. All Liabilities of Seller with respect to any pending, threatened or unasserted litigation, claim, demand, investigation or proceeding including, without limitation, Liabilities relating to any Tax owed or alleged to be owed to any Governmental Authority with respect to matters which occurred prior to the Closing;

            (f) Employees. All Liabilities arising out of the employment relationship between Seller and any of its employees or former employees existing at any time, whether before or after the Closing, including, but not limited to, all Liabilities relating to any Employee Benefit Plan sponsored or maintained by Seller or any Affiliate of Seller or to which Seller has made contributions, claims arising under any collective bargaining agreement or trust, all severance claims of any employee of such Seller (including, but not limited to, such claims relating to or resulting from the consummation of the transactions contemplated hereby) and all workers' compensation, unemployment compensation or state or federal discrimination claims, claims arising under the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, OSHA, ERISA, the Americans with Disabilities Act, the Age Discrimination in Employment Act, contract claims (express or implied) or tort claims, demands, investigations or proceedings relating to matters which occurred prior to the Closing;

            (g) Breaches. Any Liability the existence of which is a breach of any representation, warranty or covenant of Seller in this Agreement; and

            (h) Taxes. All taxes owed to any Governmental Authority relating to the periods prior to and including the Closing Date.

            2.4 Satisfaction of Liabilities by Seller. To preserve for Buyer the opportunity to maintain good relations with Seller's creditors and to preclude the assertion of claims for nonpayment against Buyer, Seller agrees to pay or otherwise satisfy and discharge in the ordinary course of business after the Closing or otherwise in accordance with their terms all Liabilities relating to the Business owed to Seller's creditors, except Assumed Liabilities and liabilities disputed in good faith by Seller; provided, that, Buyer's interests will not be jeopardized by such disputes.

                                   ARTICLE III

                                  CONSIDERATION

            3.1 Consideration Generally. As consideration for the Purchased Assets (the "Purchase Price"), Buyer shall:

            (a) at the Closing, assume the Assumed Liabilities and pay to an account designated by Seller the Closing Amount (as hereinafter defined), in cash by bank wire transfer;

            (b) pay to an account designated by Seller the Inventory Amount (as defined in Section 3.2 below) in accordance with Section
                  3.3.2 below; and

            (c) pay to an account designated by Seller the Receivables Amount (as defined in Section 3.3.3 below) in accordance with Section
                  3.3.3 below (if the Receivables Amount is a positive number).

            As used herein, "Closing Amount" shall mean an amount equal to: (i) $46,326,000, less (ii) the amount, if any, as may be agreed upon by Seller and Buyer as a Purchase Price adjustment due to or in consideration of the results of the Environmental Reports; less (iii) an amount equal to the average number of months, and/or the relevant portion thereof (expressed as a decimal), that Loyal Fueler coupons are, on average, outstanding from date of issue to date of redemption, multiplied by $35,000.

            3.2 Determination and Payment of Inventory Amount. On the Closing Date, Seller and Buyer shall conduct a physical inventory of the facilities operated by Seller at or upon any of the Owned Real Property and at Wilsonville and Portland, Oregon. Each of Buyer and Seller may designate such employees or third parties as it elects to participate in or observe the taking of the inventory. All Salable Inventory (as hereinafter defined) which is non-fuel inventory and supplies shall be valued at Seller's cost of such inventory as of the Closing Date, as shown by Seller's Books and Records, except that used tires shall be valued in accordance with Schedule 3.2, attached hereto. All Salable Inventory comprised of fuel shall be valued as follows: (a) at each site, at the lowest OPIS-based rack price offered and available by any current vendor of Seller for such fuel at such site on the day of the inventory (except for fuel stored in bulk at the Rye Patch and Fort Bridger sites, which shall be valued in accordance with (b) below); (b) for all fuel stored at the Rye Patch and Fort Bridger bulk storage tanks and, for all fuel stored in bulk in off-site terminals, at: (i) Seller's cost if Buyer, in writing, previously approved the purchase by Seller of the fuel being valued; or (ii) if Buyer did not previously approve, in writing, the purchase of the fuel being valued on a FIFO basis, at the lower of Seller's cost or the applicable OPIS rack or the specific market platts-based price attributable to such fuel on the day before the inventory is conducted. The resulting amount shall be the "Inventory Amount." As used herein, "Salable Inventory" shall mean (i) all fuel, and (ii) all nonfuel inventory and supplies (including but not limited to raw materials, products, goods, purchased parts and work-in-process) which are salable or usable in the ordinary course of business, in accordance with Buyer's or Seller's standard business practices. In the event that Buyer and Seller are unable to agree upon the Inventory Amount, and are unable to resolve any disputes or disagreements with respect thereto within fifteen (15) days after the Closing Date, the dispute shall be resolved by binding arbitration in Denver, Colorado, before the Independent Accountants; provided, however, that the amount determined by the Independent Accountants to be Salable Inventory shall be no less than the amount asserted by Buyer and no more than the amount asserted by Seller. The Independent Accountants shall conduct such arbitration and perform their services as expeditiously as possible, in accordance with the provisions of this Agreement. The fees and expenses of the Independent Accountants shall be shared equally by Buyer and Seller. The Inventory Amount shall be due and payable within ten (10) days after the earlier to occur of (i) the mutual agreement by Buyer and Seller of the Inventory Amount; or (ii) the delivery by the Independent Accountants of a determination of the Inventory Amount.

            3.3 Determination and Payment of Receivables Amount. If the Receivables Amount, based upon the Final Closing Balance Sheet, is a positive number, such amount shall be paid by Buyer to Seller, by bank wire transfer, within ten (10) days after such final determination of the Receivables Amount. If the Receivables Amount, based upon the Final Closing Balance Sheet, is a negative number, such amount shall be paid by Seller to Buyer, by bank wire transfer, within ten (10) days after such final determination of the Receivables Amount.

            3.4 Allocation of Purchase Price. The allocation of the Purchase Price set forth in Schedule 3.4, attached hereto, shall be deemed to be the allocation of the aggregate consideration among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller agree to be bound by such allocation and to complete and attach Internal Revenue Service Form 8594 to their respective tax returns accordingly.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows:

            4.1 Organization.

                  4.1.1 Organization and Power. Seller is a corporation duly organized and validly existing under the laws of the State of Oregon. Seller has full corporate power to: (a) own, lease and operate its assets and carry on its business as and where such assets are now owned or leased and as such business is presently being conducted; and (b) execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

                  4.1.2 Qualification. Schedule 4.1.2 lists the only states in which Seller: (a) owns or leases real property; (b) maintains sales offices or sales agents; or (c) maintains inventory. Seller is qualified to do business as a foreign corporation in each of the states listed on Schedule 4.1.2 and in each other jurisdiction where failure to qualify would give rise to any liability or otherwise have an adverse effect on Seller.

            4.2 Agreements.

                  4.2.1 Enforceability. All requisite corporate action, other than an affirmative vote of Seller's Directors and shareholders, to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Seller in connection herewith has been taken by Seller. This Agreement and each other agreement and document delivered by Seller in connection herewith have been duly executed and delivered by Seller, and, subject to an affirmative vote of Seller's Directors and shareholders, constitute the binding obligations of Seller enforceable in accordance with their respective terms.

                  4.2.2 Consents. Except for: (a) consents or approvals required by H-S-R; (b) consents and approvals required for assignment of Assumed Contracts; (c) consents required under the permits and licenses listed on
Schedule 4.4.1 to be assigned to Buyer; and (d) approval by Seller's Directors and shareholders; no approval or consent of, or filing with, any Person or Governmental Authority is required to be obtained or made by Seller in connection with the transactions contemplated hereby or the execution, delivery or performance by Seller of this Agreement or any other agreement or document delivered by or on behalf of Seller, in connection herewith.

                  4.2.3 No Conflicts. No action taken by or on behalf of Seller in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by Seller at Closing, and the consummation of the transactions contemplated hereby:

            (a)   conflicts with or violates:

                  (i)   any Law;

                  (ii)  Seller's Articles of Incorporation or Bylaws;

                  (iii) any Contract by which Seller is bound relating to the
                        Business (except to the extent the Contract is an Assumed Contract and the consent of the other party is required for the assignment of such Assumed Contract);

                  (iv) any order, arbitration award, judgment, decree or other similar restriction to which Seller is subject; or

            (b) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

            4.3 Financial.

                  4.3.1 Financial Statements. Schedule 4.3.1 consists of.

            (a) the balance sheet of Seller as at June 30, 1997, and June 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the twelve-month periods then ended, audited by Deloitte & Touche LLP, certified public accountants; and

            (b) the unaudited balance sheet of Seller as at August 31, 1998 (the "Acquisition Balance Sheets"), and the related unaudited statement of income and cash flows for the two-month period then ended.

All such financial statements were prepared from Seller's books of account in accordance with generally accepted accounting principles applied consistently with Seller's past practice, are accurate and complete, and present fairly the financial position, results of operations and cash flows of Seller at the dates and for the periods indicated, except, with respect to the unaudited interim financial statements described in (b) above, for the absence of footnote disclosure and customary year-end audit adjustments of a normal recurring type which would not be material in the aggregate. The books of account of Seller accurately reflect all items of income and expense (including, but not limited to, accruals) and all assets and liabilities of Seller in accordance with normal accrual accounting practices, subject to customary year-end and audit adjustments of a normal, recurring type which would not be material in the aggregate.

                  4.3.2 Absence of Undisclosed Liabilities. Seller has no Liabilities which could affect the Business except:

            (a) to the extent provided for or reserved against on the Acquisition Balance Sheets or the Financial Statements comprising Schedule 4.3.1;

            (b) current liabilities which have arisen in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheets, all of which have been recorded on Seller's books; and

            (c) performance obligations under the terms of the Contracts listed on Schedules 1.2(f), (i) and (j) attached hereto.

Since August 31, 1998, there has not been any incurrence (whether discharged or not) of any Liability by Seller other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice.

                  4.3.3. Absence of Changes. Since June 30, 1998, Seller's operations relating to the Business have been operated only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since that date, except as described on Schedule 4.3.3, there has not been with respect to Seller's conduct of the Business, any:

            (a) waiver, release, cancellation or compromise of any debts owed to it or claims or rights against others exceeding $25,000 in the aggregate;

            (b) adverse change in existing credit arrangements with any bank or other institution;

            (c) act or omission by Seller out of the ordinary course of business which had the effect of increasing the cash to be retained by Seller at the Closing or the current payables, if any, to be assumed by Buyer at the Closing, whether through change in practice with respect to the timing of payment of accounts payable, the timing of collection of accounts receivable, the rate of purchase of inventory or otherwise;

            (d) purchase or lease of (or commitment to purchase or lease) any assets (other than inventory) in excess of $30,000 individually or $200,000 in the aggregate;

            (e) (i) except in the ordinary course of business consistent with past practice, creation, incurrence or assumption of any debt,
                  (ii) assumption, guarantee, endorsement or other act of becoming liable or responsible for the obligation of any other Person, or (iii) except in the ordinary course of business consistent with past practice, making of any loans or advances or capital contributions to, or investments in, any other Person;

            (f) new Contract entered into, except in the ordinary course of business consistent with past practice, or then existing Contract modified or terminated under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Business;

            (g) sale or disposition of any assets other than inventory in the ordinary course of business; or

            (h) unusual or novel method of transacting business engaged in by Seller or any change in Seller's accounting procedures or practices or Seller's financial structure.

                  4.3.4 Taxes. All Tax returns, reports and declarations (collectively, "Tax Returns") required by any Governmental Authority to be filed in connection with the properties, business, income, expenses, net worth or franchises of Seller have been timely filed, except federal and state income tax returns for Seller's fiscal year ended June 30, 1998, as to which Seller has obtained a filing extension to March 15, 1999 and such Tax Returns were correct and complete as of the date of filing, except to the extent of the Tax Refund Claim. Seller has delivered to Buyer copies of its most recent Tax Returns. To the Knowledge of Seller, all Taxes due in connection with the properties, business, income, expenses, net worth and franchises of Seller have been accounted for and paid, other than any Tax which is not yet due or which, if due, is not yet delinquent, is being contested in good faith or has not been finally determined, and for which in all cases reserves have been established on the most recent unaudited interim balance sheet included in Schedule 4.3.1 which are sufficient to cover the payment of all such Taxes. There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth or franchises of Seller and, to the Knowledge of Seller, there are no such threatened claims, audits or proceedings. There are no Tax Liabilities of Seller (or any Affiliate of Seller) which could result in Liability to Buyer as a transferee or successor, or otherwise attach to the Purchased Assets. Except as disclosed in this Section 4.3.4, Seller has not requested or obtained any extension of the time in which to file any tax return that has not been filed, or to pay any tax that has not been paid. Seller has not executed or filed with the Internal Revenue Service or any other taxing authority (whether domestic or foreign) any agreement or waiver extending the period of assessment or collection of any taxes, nor are any of the foregoing entities a party to any pending action or proceeding, nor to the Knowledge of Seller is any action or proceeding threatened by an governmental authority for assessment or collection of taxes. Except as set forth on Schedule 4.3.4, the IRS has not audited the federal income tax return of Seller for any of the seven
(7) most recent fiscal years.

            4.4 Legal.

                  4.4.1 Compliance with Laws. Seller has not been, in the past five (5) years, or is not in violation of any outstanding arbitration award, judgment, order or decree, or any Law relating or pertaining to the Business, including, any antidiscrimination, wage, hour, working condition, payroll withholding, pension, building, zoning or Tax Law (but excluding any Environmental Law). Except as set forth on Schedule 4.4.1, Seller has received no written notice alleging a violation of Law by Seller within the past three years. Set forth on Schedule 4.4.1, is a list of all permits, licenses, approvals or authorizations of any Governmental Authority currently used by Seller or any Affiliate in the conduct of the Business. To the Knowledge of Seller, all such permits, licenses, approvals and authorizations have been legally obtained and maintained by Seller and are in full force and effect. No proceeding is pending to revoke or limit any of them or otherwise impose any conditions or obligations on the possession or transfer of any such permits, licenses, approvals or authorizations. In the past three years, there have been no claims, notices, orders or directives issued by any Governmental Authority with respect to the Business or any of the assets used in connection with the Business. To the Knowledge of Seller, Seller is not required to make any expenditures to achieve or maintain compliance with any Law.

                  4.4.2 Product Warranty. In connection with the conduct of the Business there have been no material product or service warranty claims made by customers of Seller in the past three years, and there are no product and/or service warranties outstanding or currently being offered to customers of Seller.

                  4.4.3 Product Liability. No product liability or other tort claims have been made or, to the Knowledge of Seller, threatened against Seller relating to products sold or services performed by Seller in connection with the Business in the past five years. To the Knowledge of Seller, there are no defects in the design or manufacture of products manufactured or sold by Seller in connection with the Business or any failure by Seller to warn, test, inspect or instruct of dangers which could form the basis for a product recall (whether or not at the request of a Governmental Authority) or a cause of action for product liability.

                  4.4.4 Litigation. Except as described on Schedule 4.4.1 or 4.4.4:

            (a) no claim, litigation, investigation or proceeding against Seller is pending or, to the Knowledge of Seller, threatened, or has been concluded in the past three years pertaining to the Business;

            (b) to the Knowledge of Seller, there is no state of facts or event which forms the basis for such a claim, litigation, investigation or proceeding; and

            (c) no arbitration award or judgment, order or decree of any Governmental Authority is outstanding against Seller or its assets, business or products.

                  4.4.5 Compliance with Title III of Americans with Disabilities Act. To the Knowledge of Seller, except as set forth as Schedule 4.4.5, Seller's conduct of the Business has complied with the applicable provisions of Title III of the Americans with Disabilities Act, 42 U.S.C. ss. 12181, et seq, including, but not limited to, the requirements of ss. `302 of the Americans with Disabilities Act, 42 U.S.C. ss. 12182. With respect to the Business, there are no pending or, to the Knowledge of Seller, threatened controversies or claims by any person alleging violation of Title III of the Americans with Disabilities Act, 42 U.S.C. ss. 12181, et. seq.

            4.5 Business.

                  4.5.1 Employment. As of the date of this Agreement, Seller uses no leased employees or employees of a staffing agency in relation to the Business. Schedule 4.5.1(a) lists the names, current hourly or annual compensation and bonus rates and other compensation arrangements of the employees of each Seller who are engaged in the operation of the Business. Seller has paid in full to all employees, or made appropriate accruals for on its books of account, all wages, commissions, bonuses and other direct compensation for all services performed by them. Seller has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and Seller has paid the same when due to the proper Governmental Authorities. Except as set forth in
Schedule 4.4.4, there are no pending controversies, grievances or claims by any of the employees, former employees or beneficiaries of employees of Seller pending with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws (collectively, "Employee Claims"). Except as set forth on
Schedule 4.5.1(b), there have been no Employee Claims in the past three years. Except for the contract with Teamsters Local No. 305 covering certain employees at Troutdale, Wilsonville and Portland, there is no union representation of any employees engaged in the conduct of the Business, and to the Knowledge of Seller there has been no attempt by a labor organization to organize Seller's employees engaged in the conduct of the Business into a collective bargaining unit within the past three years, and to the Knowledge of Seller there is no imminent threat of an attempt to organize such a union. To the Knowledge of Seller, except as set forth on Schedule 4.5.1(c), no employee of Seller engaged in the conduct of the Business has been convicted of any felony or drug related criminal offense. Since June 30, 1998, there has not been any general increase made or promised in the level or rate of salaries or compensation (including, but not limited to, bonuses) of Seller's employees engaged in the conduct of the Business, or increases made or promised in the salary or compensation (including, but not limited to, bonuses) paid to or accrued for the benefit of any such employee, director, representative or agent of Seller.

                  4.5.2 Worker Adjustment and Retraining Notification Act.
Schedule 4.5.2 indicates each place of business where Seller has employees employed in the Business, and lists by each site comprising the Owned Real Property each employee of Seller employed in the Business who incurred (i) an employment termination, other than due to a discharge for cause or voluntary departure; (ii) a layoff for any reason, or (iii) a reduction in hours of work of more than fifty percent (50%), in each case during the ninety (90) days preceding the date hereof, indicating next to the employee's name, the date of each such occurrence(s). At no time during the ninety (90) days preceding the Closing did Seller employ fewer than one thousand (1,000) employees. Schedule
4.5.2 and the number of employees set forth in the preceding sentence will be updated as of the Closing to provide such information for the 90-day period immediately prior to the Closing Date. Seller has taken no action (or failed to take any action) prior to the Closing which could require delivery of any notice under the Worker Adjustment and Retraining Notification Act.

                  4.5.3 Contracts. Schedule 4.5.3 contains a complete and accurate list of all Material Contracts. Seller has delivered to Buyer accurate and complete copies of each such written Material Contract, and an accurate and complete written description of each such oral Material Contract, in each case with all modifications and amendments thereto. Since June 30, 1998, there has been no modification or termination of any Material Contract relating to the Business under circumstances which might have an adverse effect on Buyer or any Seller.

                  4.5.4 Compliance with Contracts. Seller is not in default under or in violation of any Material Contract or Assumed Contract. No event has occurred which, with notice or lapse of time or both, would constitute such a default or violation of any Material Contract or Assumed Contract. To the Knowledge of Seller, there is no default under or violation of any Material Contract or Assumed Contract by any other party thereto.

                  4.5.5 Suppliers and Customers. Except as set forth on Schedule 4.4.5, no supplier or customer which, to the Knowledge of Seller, accounted for more than 5% of Seller's sales or purchases in any one of the past three fiscal years in connection with the Business, has terminated or, to the Knowledge of Seller, threatened to terminate its relationship with Seller, nor has it during the past year decreased or delayed materially, or threatened to decrease or delay materially, its services or supplies to such Seller or its usage of such Seller's services or products. To the Knowledge of Seller, the transactions contemplated by this Agreement will not adversely affect the business relationship heretofore maintained by any Seller with any such supplier or customer. Seller is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers relating to the Business, except in connection with Seller's contract with ARCO listed on Schedule 1.2(f).

                  4.5.6 Purchases and Sales. Since June 30, 1998, except as disclosed on Schedule 4.3.3, Seller has not made purchase commitments in excess of the normal requirements of the Business.

                  4.5.7 Prepayments and Deposits. Except as set forth on
Schedule 4.5.7, Seller has not received any prepayments or deposits from customers for products to be shipped, or services to be performed, in the future relating to the Business.

                  4.5.8 Capital Projects. Schedule 4.5.8 contains a description of all capital construction projects or series of related projects committed for or authorized by Seller relating to the Business involving the expenditure of $25,000 or more per project (or in the aggregate with respect to a series of related projects).

            4.6 Employee Benefits. All Plans are set forth on Schedule 4.6(a), and complete and correct copies of all written Plans, and summary plan descriptions thereof, if any and summaries of all oral Plans have been delivered to Buyer. None of the Plans is a multiemployer plan (as defined in ERISA). All the Plans are (and for all prior periods have been) Tax qualified and no reportable event (within the meaning of Section 4043 of ERISA) has occurred with respect thereto. All of the Plans have been operated in compliance with their respective terms and all Laws, and all contributions required by Law or Contract to any such Plan have been made. Except as set forth on Schedule 4.6(b), none of the Plans provide benefits to Persons who are not employees, or their families, of a Seller. To the Knowledge of Seller, Seller has no liability of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) with respect to any Employee Benefit Plan (including, without limitation, any prior plans and any plans maintained by any predecessor, affiliated or related entities), other than for payments or benefits due in the ordinary course under the Plans, none of which are overdue. Except as set forth on Schedule 4.6(c), no Seller maintains any Plan under which it would be obligated to pay benefits because of the consummation of the transactions contemplated by this Agreement.

            4.7 Assets.

                  4.7.1 Title. As of the Closing, all of the Purchased Assets will be owned by Seller free and clear of all Liens, except for Permitted Encumbrances. Except for the BFR Assets, the Enterprises Asset and assets leased under Contracts listed on Schedule 1.2(f) or retained by Seller pursuant to
Section 1.3, and except for those permits and licenses which are not assigned or assignable to Buyer, and are listed on Schedule 4.7.1, the Purchased Assets include all assets located at the Owned Real Property or used by Seller in connection with the Business. All of the Assumed Contracts are valid, in full force and effect and enforceable in accordance with their terms by Seller.

                  4.7.2 [Intentionally Omitted]

                  4.7.3 Inventories. All inventories of Seller relating to the Business can be used, consumed or sold in the usual and ordinary course of business as now conducted (except obsolete, damaged or otherwise unsalable inventory) and are not in amounts in excess of normal requirements. Except as disclosed on Schedule 4.3.3, since June 30, 1998, there has been no change in the amount of Seller's inventory relating to the Business, except for changes as a result of the purchase and sale of (or adjustment to) inventory in the ordinary course of business consistent with past practice.

                  4.7.4 Environmental Matters. To the Knowledge of Seller, except as disclosed in Schedule 4.7.4, each Seller is in full compliance with all Environmental Laws, any similar state laws and any regulations promulgated pursuant thereto, and the terms and conditions of all certificates, approvals and permits required thereunder. Except as disclosed in the Environmental Reports and except as set forth on Schedule 4.7.4, Seller has not received any communications, whether from a Governmental Authority, citizens' group, employee or other individual or entity, that alleges that Seller is not in compliance with any Environmental Law, and to the Knowledge of Seller there are no existing circumstances that may prevent or interfere with such full compliance in the future.

            (a) Except as described on Schedule 4.7.4, to the Knowledge of
Seller: (i) no underground storage tanks are located on or currently owned, occupied or used by Seller, (ii) during the last ten (10) years, there has been no Disposal or Release of any Hazardous Substances in excess of any reportable quantity under any applicable Law at or from the Owned Real Property; (iii) during the last ten (10) years, there has been no Release of any Hazardous Substances at any or from any properties adjacent to the Owned Real Property;
(iv) there has been no generation, Treatment, Transport, Storage or Disposal of any Hazardous Substances by Seller at or from the Owned Real Property, now or during the last ten (10) years, in violation of any Environmental Laws; (v) during the last ten (10) years, there has been no Treatment, Storage or Disposal or arrangement for Disposal of Hazardous Substances by Seller on any property not owned, operated or leased by Seller except in full compliance with applicable Environmental Laws; (vi) Seller has not, during the last ten (10) years, sent a Hazardous Substance to a site that, pursuant to any Environmental Law (1) has been placed or proposed for placement on the National Priorities List or any similar state list, or (2) is subject to or the source of an order, demand or request from a Governmental Authority to take "response," "corrective," "removal," or "remedial" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site;

            (b) To the Knowledge of Seller, Seller has timely filed all reports required to be filed, and has generated and maintained all data, documentation and records required under, all Environmental Laws in connection with the Business. To the Knowledge of Seller, Seller has (or had at all appropriate times) timely obtained all certificates, approvals, authorizations, registrations and permits required under all Environmental Laws in connection with the Business (all of which certificates, approvals, authorizations, registrations and permits are listed on Schedule 4.7.4 and are in full force and effect, and copies of which have been furnished to Buyer).

            (c) To the Knowledge of Seller, Schedule 4.7.4 also contains an accurate and complete list of all environmental reports, audits and assessments prepared for Seller or in Seller's possession with respect to the Business in the past ten (10) years.

            (d) Except as set forth on Schedule 4.7.4, the Owned Real Property and the conduct of the Business are in compliance with the federal standards promulgated by U.S. EPA at 53 Fed. Reg. 37082 (Sept.23, 1988), including but not limited to the performance standards and upgrading requirements set forth is 40 CFR. Part 280 et seq.

                  4.7.5 Condition. To the Knowledge of Seller, all of the tangible assets used by Seller in the conduct of the Business are in good operating condition, normal wear and tear excepted, and are capable of being used for their intended purpose in the ordinary course of business consistent with past practice.

                  4.7.6 Intellectual Property. Schedule 4.7.6 lists Intellectual Property Rights relating to the Business owned by Seller or in which (as noted on such Schedule) Seller has any interests, rights or licenses. To the Knowledge of Seller, there has not been any infringement or alleged infringement by others of any such Intellectual Property Rights. Except as set forth on Schedule 4.7.6, Seller is not a party to any Contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor or otherwise, with respect to any Intellectual Property Rights or Trade Secret used in connection with the Business. Seller has the unrestricted right to sell or assign to Buyer all such owned Intellectual Property Rights and all such licenses or other rights. The Intellectual Property Rights constitute all of the intellectual property rights used by Seller in the conduct of the Business, and such Intellectual Property Rights are valid and in full force and effect. There have been no interference actions or other judicial, arbitration or other adversary proceedings to which Seller is or was a party concerning such Intellectual Property Rights. The manufacture, use, performance or sale of products or services incorporating or used in connection with such Intellectual Property Rights does not violate or infringe on any Intellectual Property Right or other right of any Person, and Seller has not otherwise infringed any Intellectual Property Right, Trade Secret or other right of any Person in its conduct of the Business. Seller has the exclusive right to use and the unrestricted right to transfer to Buyer all of Seller's Trade Secrets relating to the Business, and to the Knowledge of Seller, none of the Trade Secrets of

Seller used in connection with the Business have been used, divulged, or appropriated for the benefit of any past or present employee of Seller or other Person, or to the detriment of Seller. Seller has not disposed of or permitted to lapse, or otherwise failed to preserve Seller's right to use any Intellectual Property Rights described or referred to in this Section 4.7.6.

                  4.7.7 Extent. Schedule 4.7.7 lists all of the material tangible assets leased by any Seller with respect to the Business. Except for the assets listed in Section 1.3, included in the Purchased Assets are all of those assets which are being used to operate the Business of each Seller as presently conducted. The Purchased Assets include all assets reflected on the Acquisition Balance Sheets and all assets acquired by any Seller after the date of the Acquisition Balance Sheets relating to the Business, except those assets which:

                  (a) have been disposed of prior to the Closing in the ordinary course of business consistent with past practice;

                  (b) have been disposed of with the prior written consent of Buyer; or

                  (c)   are described in Section 1.3.

Since June 30, 1998, there has not been any damage to or disposition (except for the sale of inventory in the ordinary course of business consistent with past practice) or loss of (whether or not covered by insurance) any asset of any Seller which is used in connection with the Business. Over the period covered by the financial statements included in Schedule 4.3.1, no aspect of, or adjunct to, the Business was conducted by any Affiliate of any Seller or any Affiliate of any shareholder or former shareholder of any Seller, other than business conducted by Enterprises.

            4.8 Real Property.

                  4.8.1 Legal Descriptions. The Owned Real Property is set forth on Schedule 4.8.1.

                  4.8.2 As of the Closing, Seller will have good and clear record and marketable title to the Owned Real Property, free from all easements, rights of way, tenancies, claims, liens, security interests, encumbrances and defects of any kind, except for Permitted Encumbrances. All real estate taxes, assessments, water and sewer charges and other municipal charges or impact fees, to the extent due and owing, have been paid in full.

                  4.8.3 To the Knowledge of Seller, the Owned Real Property is presently zoned to permit the operation of a full service truckstop or travel center. To the Knowledge of Seller, said zoning is pursuant to statute or ordinance, not pursuant to any variance or conditional permit granted with respect to the Owned Real Property, and does not require any further approval or any other action by Seller to permit it to be operated as a truckstop or travel center.

                  4.8.4 To the Knowledge of Seller, all applicable permits, declarations, and other evidences of compliance from regulatory authorities required to be maintained for the

Owned Real Property and for the operation and use of the Owned Real Property, including, without limitation, those regulating the division of real property and environmental matters, and fire prevention/sprinkler systems and equipment, and the health, safety and welfare of patrons and employees of Seller's business have been obtained and are maintained in current compliance with applicable Law. All warranties (which have not by their terms expired) in favor of Seller from contractors having constructed said improvements will be assigned and conveyed to Buyer on Closing without encumbrance, to the extent enforceable by the terms of such warranties.

                  4.8.5 To the Knowledge of Seller, except as disclosed on
Schedule 4.4.5, the Owned Real Property, and the use, operation, maintenance and management thereof, are not in violation of any restrictive covenant, agreement or permit applicable thereto, or of any building code, ordinance, statute, regulation or requirement of any governmental authority having jurisdiction thereto, specifically including (without limitation to) the Americans with Disabilities Act, 42 U.S.C. ss. 12181, et seq., and no Seller has received any notices regarding any such violation.

                  4.8.6 To the Knowledge of Seller, no Owned Real Property is located in any conservation, historic or other special designation district.

                  4.8.7 Except as set forth on Schedule 4.8.11, to the Knowledge of Seller, Seller has not been notified of possible future improvements by any public authority, any part of the cost of which would or might be assessed against the Owned Real Property, or of any contemplated future assessments of any kind.

                  4.8.8 All utility services currently used by Seller for the operation of the Owned Real Property as a full service truckstop or travelcenter, including water supply, propane gas or natural gas, electric and telephone facilities are available and adequate to the Owned Real Property as currently used by Seller.

                  4.8.9 As of the date the deed is filed for record, the Owned Real Property shall be free from mechanic's liens for labor and materials furnished or, except for those ongoing projects described on Schedule 4.5.8, the possibility of the rightful filing thereof, other than as caused by Buyer. If any material or labor has been furnished to the Owned Real Property within the one hundred twenty (120) day period immediately preceding the date the deed is filed for record, Seller, upon Buyer's request, shall furnish evidence satisfactory to Buyer that Seller has made payment in full for all such material and labor, that payment is not yet due or that Seller is contesting such charges in good faith and that Buyer's interest will not be jeopardized by such contest.

                  4.8.10 All federal, state and local tax returns (including tax returns concerning "gross receipts") required to be filed with respect to the Owned Real Property have been timely, duly and accurately completed and filed. All federal, state and local taxes arising in connection with the ownership and operation of the Owned Real Property which have become due and payable have been paid in full, and no audit proceedings are currently pending with respect to the Owned Real Property.

                  4.8.11 Except as disclosed on Schedule 4.8.11, Seller has not received written notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to the Owned Real Property.

                  4.8.12 Except as disclosed on Schedules 1.2(f) (i) and (j), no Owned Real Property is subject to any options, purchase or sale contracts, leases or rights of occupancy or other agreements, and from the date hereof until the Closing Date, Seller will not do, commit or suffer to be done any act or thing, or enter into any agreement other than with Buyer, which could adversely affect Seller's present title to the Owned Real Property.

            4.9 Miscellaneous.

                  4.9.1 Conflicts of Interest. Except as described on Schedule 4.9.1, no shareholder, director or employee of any Seller nor any relative of any shareholder, director or employee of any Seller nor Affiliate of any of the foregoing:

                  (a) owns, directly or indirectly, any interest in any tangible or intangible property, asset or right which any Seller uses in the Business; or

                  (b) is a party to any Contract with Seller relating to the Business.

                  4.9.2 No Brokers. No broker, finder or other Person acting in a similar capacity on behalf of Seller has rendered any services in connection with the transactions contemplated hereby, and no such broker, finder or other Person shall be entitled to a commission or other compensation in connection with or as a result of the transactions contemplated hereby.

                  4.9.3 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in any Schedule to this Agreement contains any untrue statement of a material fact.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller as follows:

            5.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

            5.2 Agreements.

                  5.2.1 Enforceability. All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Buyer in connection herewith has been taken by Buyer. This Agreement and each other agreement and document delivered by Buyer in connection herewith have been duly executed and delivered by Buyer and constitute the binding obligations of Buyer enforceable in accordance with their respective terms.

                  5.2.2 Consents. Except for consents or approvals required by H-S-R, no approval or consent of, or filing with, any Person or Governmental Authority is required to be obtained or made by Buyer in connection with the transactions contemplated hereby or the execution, delivery or performance by Buyer of this Agreement or any other agreement or document delivered by or on behalf of Buyer in connection herewith.

                  5.2.3 No Conflicts. No action taken by or on behalf of Buyer in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by it in connection herewith, conflicts with or violates:

            (a)   any Law;

            (b)   Buyer's Articles or Certificate of Incorporation or By-laws;

            (c)   any Contract to which it is a party or by which it is bound;
                  or

            (d) any order, arbitration award, judgment, decree or other similar restriction to which Buyer is subject;

or constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

                  5.2.4 Litigation. No litigation is pending, or to the Knowledge of Buyer threatened, against Buyer which could prevent Buyer from entering into, or performing its obligations under, this Agreement.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            6.1 Conditions to Buyer's Obligations. The obligation of Buyer to perform this Agreement is subject to satisfaction of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Buyer at Closing which are not attached as Exhibits (and therefore deemed satisfactory to Buyer) must be in form and substance satisfactory to Buyer:

                  6.1.1 Agreements Performed. Seller shall have performed all of the obligations under this Agreement to be performed by it at or before the Closing;

                  6.1.2 Representations Accurate. The representations and warranties of Seller contained herein shall continue to be accurate in all material respects as if made as of the Closing;

                  6.1.3 Seller's Certificate. Buyer shall have received a certificate signed by an appropriate officer of Seller, certifying as to the matters set forth in Sections 6. 1.1 and 6.1.2 above;

                  6.1.4 Opinion. Buyer shall have received the legal opinion of counsel to Seller satisfactory to Buyer as to its assumptions and exceptions, to the effect that:

            (a) Seller is a corporation duly organized and validly existing under the laws of the State of Oregon. Seller is duly qualified to do business and is in good standing as a foreign corporation in the states listed next to its name on Schedule
                  4.1.2 and in each other jurisdiction where failure to qualify could have a material adverse effect on such Seller;

            (b) Seller has the corporate power and authority to (i) own its property and carry on the Business as presently conducted,
                  (ii) sell the Purchased Assets to Buyer, and (iii) execute, deliver and perform this Agreement and each other agreement and document executed and delivered by Seller at Closing;

            (c) This Agreement and each other agreement and document executed and delivered by Seller at Closing have been duly authorized by all necessary corporate action on the part of Seller and have been duly executed and delivered by Seller and are the legal, valid and binding obligations of Seller enforceable (subject to the effect of bankruptcy and other laws affecting the rights of creditors generally) in accordance with their respective terms;

            (d) The execution, delivery and performance of this Agreement and each other agreement or document executed and delivered by Seller at Closing, do not

                  (i) conflict with any of the provisions of Seller's Articles of Incorporation or By-Laws, (ii) to such counsel's knowledge, violate any order, arbitration award, judgment, decree or similar restriction to which such Seller is subject, or breach or constitute a default under, or grounds for the acceleration of, any obligation of such Seller under any material agreement by which such Seller is bound, or result in the creation or imposition of any Lien against any of the Purchased Assets,
                  (iii) require the consent or approval of, or other action by or filing with, any Person or Governmental Authority, or (iv) violate any Law applicable to Seller;

            (e) The instruments of transfer delivered to Buyer pursuant to Subsection 6.1.13 with respect to the Purchased Assets other than the Owned Real Property are in form sufficient to transfer to Buyer, and upon due execution and delivery will effectively vest in Buyer, all right, title and interest of each Seller in and to such Purchased Assets (for those Purchased Assets located in a state other than Oregon, counsel may assume that the laws of such state are consistent with the laws of the State of Oregon); and

            (f)   To such counsel's knowledge, except as listed on Schedule
                  4.4.1 or 4.4.4, no claim, litigation, investigation or proceeding is pending or threatened against Seller or has been concluded by Seller in the past three years and no arbitration award, judgment, order, decree or similar restriction is outstanding against Seller or its assets, business or products;

                  6.1.5 Good Standing. Buyer shall have received a certificate of Seller's existence dated no more than ten (10) days prior to the Closing Date from the State of Oregon and, where applicable, good standing certificates [and state tax clearance certificates] dated no more than 10 days prior to the Closing Date from Seller's state of incorporation and from each other state in which Seller is qualified to do business as a foreign corporation;

                  6.1.6 No Change. There shall have been no material adverse change in the financial condition, results of operations, assets, business or prospects of Seller between June 30, 1998, and the Closing Date, including, without limitation, any material change in the values of or the relationships between and among the accounts receivable, inventories or trade payables of Seller from the respective values of such assets reflected on the Acquisition Balance Sheets or any material change in the existence or condition of any of the Listed Assets or Owned Real Property;

                  6.1.7 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks to or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

                  6.1.8 Due Diligence Review. Buyer shall have completed its due diligence review of Seller and the Business, the results of which shall be satisfactory to Buyer including but not limited to confirmation by Buyer of the accuracy of Seller's historical financial statements described in Section 4.3.1;

                  6.1.9 Consents. Except for video poker and other jurisdictional gaming approvals and licenses required by the State of Oregon, and except for liquor, beer and wine licenses, Buyer shall have received all consents, approvals, permits, licenses and registrations of all Persons and Governmental Authorities necessary for Buyer to execute, deliver and perform this Agreement and for Buyer to operate the Business of Seller as heretofore conducted or Buyer shall have entered into a lease with Seller whereby Seller shall continue such operations for the benefit of Buyer pursuant to Section 6.1.22;

                  6.1.10 Environmental Review. Buyer shall have received a Phase I environmental site assessment and compliance review pertaining to each site or parcel comprising the Owned Real Property, and such Phase II environmental site assessments as Buyer determines are necessary or appropriate as a result of Phase I reports (collectively, the "Environmental Reports"), in each case the results of which shall be in form and substance satisfactory to Buyer. Buyer and Seller shall make adjustments to the Closing Amount as anticipated by Section
3.1 based on the results of the Environmental Reports, except to the extent the matters or conditions disclosed therein are disclosed in the October 16, 1997 letter to U.S. Bank attached hereto as Schedule 6.1.10;

                  6.1.11 Deeds. Seller shall have delivered to the Title Company general warranty deeds, in form and substance satisfactory to Buyer, executed in recordable form and warranting fee simple to the Owned Real Property in Buyer, free of all Liens except Permitted Encumbrances;

                  6.1.12 Lien Terminations. Buyer shall have received terminations of any and all security interests in, and releases of any and all Liens other than Permitted Encumbrances on, the Purchased Assets, including but not limited to, UCC Termination Statements from the secured creditors of Seller;

                  6.1.13 Transfer Instruments. Buyer shall have received general bills of sale and assignment in form and substance satisfactory to it and signed by Seller, and such certificates of title (including, but not limited to, those for motor vehicles), endorsements, assignments in recordable form (including, but not limited to, those relating to Seller's Intellectual Property Rights), affidavits, and other instruments of transfer as shall be required to enable Buyer to acquire the Purchased Assets free and clear of any Liens except Permitted Encumbrances;

                  6.1.14 Title Insurance. Buyer shall have received a pro forma title insurance commitment, dated as of the Closing Date and signed at the Closing by an authorized agent of the Title Company, to issue owner's policies of title insurance pertaining to the Owned Real Property. Each such title policy to be issued pursuant to such commitment, shall be in ALTA Form 1970-B (rev. 10-17-70) with extended coverage and without any standard Schedule B exceptions, and with such endorsements as Buyer or its lender may require, and in amounts acceptable to Buyer, and shall insure in Buyer good title to the Owned Real Property on Closing;

                  6.1.15 Survey. Buyer shall have received a land title survey of each Owned Real Property, prepared in accordance with the ALTA/ACSM Minimum Detail Requirements adopted in 1997 (including Table A, items 1,2, 3, 4, 5, 6, 7(a) and 7(b), 8, 9, 10, 11 and 15), and otherwise acceptable to Buyer. The surveys shall certify the acreage of each parcel, provide flood zone certification and identify and depict the portion(s) of any parcel that are, in any way, dedicated highways, rights-of-way or streets. The surveys shall depict all gaps, gores, overlaps, easements, encroachments, and the survey related exceptions reflected on the title commitments to be prepared for each Owned Real Property. The face of each survey shall note all exceptions from the corresponding title commitment as are reflected in the survey, shall include the surveyor's metes and bounds description of the property, and shall be certified to Seller, Buyer, Buyer's lender and the Title Company;

                  6.1.16 Certified Resolutions. Buyer shall have received copies of the resolutions duly adopted by the Board of Directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby, duly certified by the Secretary or Assistant Secretary of such Seller, which resolutions shall be in full force and effect on the Closing Date;

                  6.1.17. Leases. Buyer shall have received an assignment, in form and substance acceptable to Buyer, of Seller's right, title and interest under any existing leases for any real property used in connection with the Business except for the corporate headquarters located in Portland, Oregon and the property located in Ellensburg, Washington;

                  6.1.18 Wilsonville, Oregon. Seller shall have ceased all operations at Seller's Wilsonville, Oregon, facility, and shall have filed and recorded in the appropriate recorder's office, a restriction pertaining to the Wilsonville, Oregon, facility, in form and substance reasonably satisfactory to Buyer, which prohibits the future operation of a truckstop, travel center, truck facility or repair business, or any similar business on such property, but permits the operation of an automobile service and fueling station (excluding service to Class Eight vehicles) selling gasoline and diesel and the operation of a convenience store;

                  6.1.19 Consulting Agreement. Buyer and Bruce E. Burns shall have entered into an agreement, in form and substance satisfactory to Buyer and Mr. Burns, pursuant to which Mr. Burns agrees that any conduct or activity by him relating to the truckstop business, during the one-year period following the Closing Date, shall be exclusively as a consultant to Buyer;

                  6.1.20. Permits and Licenses. Seller shall have assigned to Buyer such permits and licenses, to the extent assignable under Law, including but not limited to beer, wine and liquor permits, as Buyer elects to include in the Purchased Assets;

                  6.1.21 Ongoing Projects. Seller shall have completed in accordance with existing plans and to Buyer's satisfaction, the capital improvements currently being made to the Boise, Idaho, Parowan, Utah, and Barstow, California, facilities;

                  6.1.22 Gaming Lease. Buyer and Seller shall have entered into a lease for the lounge and video poker facility at the Troutdale, Oregon facility, in form and substance satisfactory to Buyer, pursuant to which Seller shall lease the lounge and video poker facility from Buyer, and pursuant to which Buyer is required to purchase the lounge and video poker facility within six (6) months after Buyer has obtained all necessary permits and lottery contract to operate the lounge and video poker facility;

                  6.1.23 Certain Schedules. The Schedules set forth below, which shall be delivered by Seller after execution hereof, and any Schedule which is modified, changed or amended after the date hereof by Seller, shall be in a form acceptable to Buyer: Schedules 1.2(b-i), 1.2(n), 1.2(o), 1.3(e), 2.1(b), 2.2.1(a), 2.2.1(b), 4.3.1, 4.3.3, 4.3.4, 4.4.5, 4.5.1(c), 4.5.3, 4.5.5, 4.5.8,
4.6(b), 4.6(c), 4.7.1, 4.7.6, 4.7.7, 4.8.1, 4.9.1 and 6.1.10;

                  6.1.24 Receipt of Occupancy Certificate. Buyer shall have received from Seller a copy of Seller's current and valid occupancy certificate with respect to each parcel of Owned Real Property;

                  6.1.25 Tank Compliance. Seller shall have provided to Buyer evidence, reasonably satisfactory to Buyer and its lenders, verifying that the Owned Real Property and the conduct of the Business are in compliance with the federal standards promulgated by U.S. EPA at 53 Fed. Reg. 37082 (Sept.23, 1988), including but not limited to the performance standards and upgrading requirements set forth is 40 CFR. Part 280 et seq.;

                  6.1.26 Director Approval. This Agreement shall have been approved by Buyer's Board of Directors; and

                  6.1.27 Other. Buyer shall have received each other document required to be delivered to Buyer hereunder.

            6.2 Conditions to Seller's Obligation. The obligation of Seller to perform this Agreement is subject to satisfaction of the following conditions at or before the Closing, it being an explicit condition that all agreements and documents to be delivered to Seller at Closing which are not attached as Exhibits (and therefore deemed satisfactory to Seller) must be in form and substance satisfactory to Seller:

                  6.2.1 Agreements Performed. Buyer shall have performed all of the obligations under this Agreement to be performed by it at or before the Closing;

                  6.2.2 Representations Accurate. The representations and warranties of Buyer contained herein shall continue to be accurate in all material respects just as if made as of the Closing;

                  6.2.3 Buyer Certificate. Seller shall have received a certificate, signed by an appropriate officer of Buyer certifying as to the matters set forth in Sections 6.2.1 and 6.2.2 above;

                  6.2.4 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks to or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

                  6.2.5 Certified Resolutions. Seller shall have received copies of the resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby, duly certified by the Secretary or Assistant Secretary of Buyer all of which resolutions shall be in full force and effect on the Closing Date;

                  6.2.6 Wire Transfer. Seller shall have received immediately available funds by wire transfer in an amount equal to the Closing Amount;

                  6.2.7 Opinion. Seller shall have received the legal opinion of Buyer's counsel, dated as of the Closing Date, satisfactory to Seller as to its assumptions and exceptions, to the effect that:

            (a) Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware;

            (b) Buyer has the corporate power and authority to purchase the Purchased Assets from Seller, and to execute, deliver and perform this Agreement and each other agreement and document executed and delivered by Buyer at Closing;

            (c) This Agreement and each other agreement and document executed and delivered by Buyer at Closing have been duly authorized by all necessary corporate action on the part of Buyer, have been duly executed and delivered by Buyer and are the legal, valid and binding obligations of Buyer, enforceable (subject to the effect of bankruptcy and other laws affecting the rights of creditors generally) in accordance with their respective terms;

            (d) The execution, delivery and performance of this Agreement and each other agreement and document executed and delivered by Buyer at Closing, do not (i) conflict with any of the provisions of its Articles or Certificate of Incorporation or By-laws, or (ii) to such counsel's knowledge, violate any order, arbitration award, judgment, decree or similar restriction to which it is subject or breach or constitute a default under or grounds for the acceleration of any of their material obligations under any material agreement by which either of them is bound, (iii) require the consent or approval of, or other action by or filing with, any Person or Governmental Authority; or (iv) violate any law applicable to Buyer;

                  6.2.8 Assumption of Contracts. Buyer shall have executed and delivered an instrument, in form and substance satisfactory to Seller, whereby Buyer assumes the obligations of Seller coming due under the Assumed Contracts on and after the Closing Date;

                  6.2.9 Shareholder Approval. This Agreement shall have been approved by Seller's Board of Directors and shareholders at a meeting called for that purpose; and

                  6.2.10 Other. Seller shall have received each other document required to be delivered to it hereunder.

            6.3 Mutual Conditions. The obligation of Seller and Buyer to perform this Agreement is subject to the satisfaction of the following mutual conditions at or before the Closing:

                  6.3.1 Hart-Scott-Rodino Filing; Liens. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("H-S-R") shall have expired without additional inquiry (or early termination of the waiting period shall have been granted), and all governmental approvals and third-party consents required for transfer of the Purchased Assets to Buyer (not including transfer or issuance of liquor, beer or wine licenses or video poker or other jurisdictional gaming licenses issued by the State of Oregon) and releases of Liens on the Purchased Assets shall have been obtained.

                  6.3.2 Name Use. Buyer and Seller shall have entered into a mutually acceptable agreement, pursuant to which Seller shall permit Buyer to use the name "Burns Bros." in connection with the operation of Buyer's primary business on or at the Owned Real Property, for a period of five (5) years after the Closing;

                  6.3.3 Gaming Operations. Buyer and Enterprises shall have entered into a mutually acceptable agreement relating to the continued conduct of gaming operations at the Mill City and Rye Patch, Nevada facilities (the "Gaming Agreement"), and the Nevada Gaming Commission and the Nevada Gaming Control Board shall have approved the Gaming Agreement, if required;

                  6.3.4 Services Agreement. Buyer and Seller shall have entered into a mutually acceptable Services Agreement, in form and substance acceptable to Buyer and Seller, providing for Seller to render to Buyer certain clerical and administrative services following the Closing;

                  6.3.5 Termination Agreement. Buyer and Seller shall have entered into mutually acceptable agreements terminating the shop leases pertaining to the Coachella and

Corning, California facilities and the existing joint venture between Buyer and Seller ("TABB"), and providing for the reconciliation of the accounts of each of Buyer and Seller with TABB and the satisfaction of all outstanding obligations of the parties to each other under such joint venture.

                  6.3.6 BFR Asset Purchase Agreement. The parties shall have executed and all conditions precedent to the closing of the BFR Asset Purchase Agreement shall have occurred, and the parties thereto shall have indicated in writing that they are prepared to close the BFR Asset Purchase Agreement on the Closing Date.

                  6.3.7 Enterprises Asset Purchase Agreement. The parties shall have executed and all conditions precedent to the closing of the Enterprises Asset Purchase Agreement shall have occurred, and the parties thereto shall have indicated in writing that they are prepared to close the Enterprises Asset Purchase Agreement on the Closing Date.

                  6.3.8 Permitted Encumbrances. Buyer and Seller shall have agreed upon Permitted Encumbrances in the manner set forth in this Section
6.3.8. Promptly upon execution and delivery of this Agreement, Buyer shall order from the Title Company, and shall review, preliminary title reports or preliminary commitments for the policies of title insurance described in Section
6.1.14 and shall order and review the land title surveys described in Section
6.1.15. Within fourteen (14) days after Buyer has received all preliminary title reports or commitments and surveys, Buyer shall give Seller written notice of any objection to title disclosed by the reports, commitments and surveys. Within fourteen (14) days after receipt of Buyer's notice, Seller shall notify Buyer of those objections which Seller agrees to cause to be removed or otherwise cured. In the event Seller agrees to cause to be removed or otherwise cured less than all of the conditions of title specified in Buyer's notice of objections, Buyer shall determine whether or not to accept title subject to the uncured objections, and shall so notify Seller in writing within five (5) days after the receipt of Seller's notice. In the event Buyer notifies Seller that Buyer elects not to accept title subject to all or some of the uncured objections, Buyer and Seller shall negotiate in good faith concerning the uncured objections. All conditions of title disclosed by the preliminary title reports or commitments and the surveys and not objected to by Buyer, all uncured objections which Buyer subsequently accepts in writing, and all Assumed Contracts, shall constitute "Permitted Encumbrances." Notwithstanding anything in this Agreement to the contrary, Seller shall cause to be removed at Closing all mortgages, trust deeds and security interests.

                  6.3.9 Subway Asset Purchase Agreement. The parties shall have executed and all conditions precedent to the closing of the Subway Asset Purchase Agreement shall have occurred, and the parties thereto shall have indicated in writing that they are prepared to close the Subway Asset Purchase Agreement on the Closing Date.

                                   ARTICLE VII

                                     CLOSING

            If the conditions to the parties' obligations enumerated in Article VI are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place on November 30, 1998, at the offices of Lane Powell Spears Lubersky LLP, 800 Pacific Building, 520 S.W. Yamhill Street, Portland, Oregon 97204 (the "Closing Date"), or at such other time or place as parties may mutually agree. The transfers and deliveries described in Article VI shall be mutually interdependent and regarded as occurring simultaneously, and no such transfer or delivery shall become effective until all the other transfers and deliveries provided for in Article VI have also been made. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective as of 11:59 p.m. on the Closing Date (at each location according to its time zone).

                                  ARTICLE VIII

                                    COVENANTS

            8.1 Pre-Closing Covenants.

                  8.1.1 Conduct of Business. From the date hereof until the Closing, except to the extent that Buyer otherwise consents in writing, and except as disclosed in Schedule 4.3.3, Seller shall operate the Business substantially as presently operated and only in the ordinary course consistent with past practice. During such period, Seller agrees to consult with Buyer with respect to all matters which could materially affect the Business. Seller will use reasonable efforts to preserve intact its present business organization and its relationships with persons having business dealings with Seller. Without limiting the generality of the foregoing, except as disclosed on Schedule 4.3.3, Seller will not do any of the following related to the Business without Buyer's written consent:

            (a) purchase or lease (or commit to purchase or lease) any assets (other than inventory) in excess of $30,000 individually or $200,000 in the aggregate;

            (b) (i) except in the ordinary course of business, consistent with past practice, create, incur or assume any debt, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligation of any other Person, or (iii) except in the ordinary course of business, consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

            (c) (i) increase in any manner the rate of compensation of any of its employees, other than normal scheduled increases using standards consistent with past practice or as required by any collective bargaining agreement, (ii) pay or agree to pay, other than those explicitly agreed to by

                  Buyer, any bonus, pension, retirement allowance, severance or other employee benefit not required or permitted by any existing Plan of Seller;

            (d) permit any of its assets to be subjected to any Lien, other than mechanic's liens incurred in the ordinary course of business;

            (e) enter into any Contract, except in the ordinary course of business consistent with past practice, involving less than $5,000 in the aggregate, or modify or terminate any Contract under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Business;

            (f) sell or dispose of any assets other than inventory in the ordinary course of business;

            (g) engage in any unusual or novel method of transacting business or change any accounting procedures or practices or its financial structure;

            (h) take any action which could affect the historical relationships between the various categories of its current assets and current liabilities (e.g. the ratio of inventories and accounts receivable to trade payables or the level of petty cash);

            (i) take any action to accelerate the generation of revenues beyond the level that would result from operations in the ordinary course (other than the liquidation of obsolete inventory); or take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as though made at and as of the date of such action or omission, except as otherwise specifically contemplated by this Agreement.

                  8.1.2 Access. From the date hereof until the Closing, Seller shall provide Buyer and its lenders, investment bankers, underwriters and other representatives full access to such Seller's personnel, facilities, Books and Records and such other information and Persons of Seller relating to the Business as Buyer may request. Seller shall permit Buyer to perform such engineering, environmental and workplace condition surveys and other physical inspections as Buyer may deem necessary. In addition, Seller agrees to provide Buyer and its representatives access to Seller's suppliers and customers relating to the Business to the extent requested by Buyer. Buyer agrees to exercise its rights under this Subsection 8.1.2 so as to not unreasonably interfere with the normal conduct of Seller's business, and shall restore properties surveyed or inspected by Buyer to their condition prior to the survey or inspection.

                  8.1.3 Interim Financial Statements. Within thirty (30) days after the end of each calendar month prior to the Closing, Seller will deliver to Buyer the unaudited balance sheet of Seller and the related statements of income for the month then ended and for that portion of such fiscal year ended with the last day of such monthly accounting period, in each case certified by an officer of such Seller to fairly present the financial position and results of operations of such Seller, in conformity with generally accepted accounting principles consistently applied in accordance with Seller's past practices, as at the date stated and for the periods indicated on a basis consistent with past practice.

                  8.1.4 Supplemental Disclosure. Seller will immediately notify Buyer of any event or circumstance which: (a) makes it necessary to correct any representation and warranty contained in Article IV which has been rendered inaccurate thereby; or (b) arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty contained in Article IV.

                  8.1.5 Satisfaction of Conditions. Seller agrees to use its best efforts to cause each of the conditions set forth in Section 6.1 and 6.3 to be satisfied at or before the Closing. Buyer agrees to use its best efforts to cause each of the conditions set forth in Section 6.2 and 6.3 to be satisfied at or before the Closing.

                  8.1.6 Termination. This Agreement may be terminated by written agreement of Buyer and Seller at any time after March 31, 1999, if the Closing shall not have taken place on or before such date. If this Agreement is terminated pursuant to this Section 8.1.6, all provisions of this Agreement other than Section 8.2.4 and the last sentence of Section 8.1.2, shall become void without any liability on the part of any party.

            8.2 Miscellaneous Covenants.

                  8.2.1 Voting Agreement. Simultaneously with the execution hereof, each of Bruce E. Burns, Bruce Investment Co., Scott F. Burns and Scott Frimoth Investment Co. shall execute and deliver to Buyer an agreement, in form and substance acceptable to Buyer, pursuant to which each of them agrees: (a) to vote his shares of capital stock of Seller in favor of the sale of assets described herein; and (b) not to transfer any such shares prior to the Closing Date (or the termination of this Agreement in accordance with its terms), except transfers to his children, spouse, niece or nephew or to a trust for the benefit of his children, spouse, niece or nephew which shall not exceed 15,000 shares of capital stock, in the aggregate.

                  8.2.2 Gaming and Liquor Licenses. Seller shall use reasonable efforts to the extent practicable and permitted by Law, to enable the Buyer to obtain the gaming license related to the Troutdale, Oregon, video poker facility, and liquor licenses related to any of the Owned Real Property.

                  8.2.3 Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by Seller and Buyer or as required by Law. If public disclosure or notice is required by Law, the disclosing party will use its best efforts to give the other party prior written notice of the disclosure to be made.

                  8.2.4 Expenses, Transfer Taxes. Except to the extent otherwise specifically provided in this Agreement, Buyer shall pay all of the fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives (including all fees of finders, attorneys or accountants retained by Buyer), and Seller shall pay all of the fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or its representatives (including all fees of finders, attorneys or accountants retained by Seller). Seller shall pay all sales or other transfer Taxes, if any, payable in connection with the transactions contemplated by this Agreement. Buyer shall be responsible for the H-S-R filing fees; Seller shall be responsible for all costs and expenses incurred in connection with the Environmental Reports. Seller and Buyer shall each be responsible for 50% of the premium for extended coverage insurance policies insuring Buyer's title to the Owned Real Property in the amount of the Purchase Price allocated to each Property pursuant to this Agreement, and Buyer shall pay such additional amounts as the Title Company may charge for endorsements requested by Buyer. Buyer and Seller shall share equally the cost of surveys of the Owned Real Property conducted by Buyer or at its request pursuant to this Agreement.

                  8.2.5 No Assignment. With the prior written consent of Seller, which consent shall not be unreasonably withheld, Buyer may assign all or any part of this Agreement and all or any part of its rights or obligations hereunder to an Affiliate of Buyer, in which event, Seller shall execute and deliver any documents reasonably requested by the assignee(s) in connection with such assignments, but no such assignment shall relieve Buyer of its obligations hereunder. Except as provided in the preceding sentence, and except as provided in Section 8.2.6, no assignment by any party of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties, which consent may be withheld with or without cause, and any assignment attempted without that consent will be void.

                  8.2.6 Section 1031 Exchange. Subject to Section 8.2.11, Seller intends to exchange all or part of the Owned Real Property and tangible personal property included within the Purchased Assets for property of like kind in a transaction qualifying as a Section 1031 tax-deferred, non-simultaneous exchange. Seller may assign Seller's interest in this Agreement to an accommodator for the purpose of effecting the exchange. Buyer agrees to cooperate with Seller to effect the exchange, it being understood and agreed that Buyer will not be obligated to incur additional expense or liability by reason of the exchange.

                  8.2.7 Further Assurances. Seller appoints Buyer, effective as of the Closing, the attorney of such Seller with full power of substitution, in the name of Buyer, or the name of such Seller, on behalf of and for the benefit of Buyer, to collect all receivables and other items hereby transferred and assigned to Buyer, to endorse, without recourse, all checks in the name of such Seller the proceeds of which Buyer is entitled to hereunder, to prosecute, in the name of such Seller or otherwise, all proceedings which Buyer may deem proper to enforce any claim of any kind in or to the Purchased Assets, to defend and compromise all actions in respect of any of the Purchased Assets, and to do everything in relation thereto as Buyer may reasonably deem advisable. Seller agrees that the foregoing powers are coupled with an interest, shall be irrevocable, and shall not be affected by the dissolution of Seller or for any other reason. Seller further agrees that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall pay or transfer to Buyer, if and when received, any amounts which shall be received by Seller after the Closing in respect of any receivables or other assets or rights hereby transferred to Buyer.

Seller further agrees that, at any time and from time to time after the Closing, it will, upon the request of Buyer, do all such further acts as may be reasonably required to further transfer, assign and confirm to Buyer, or to aid and assist in the collection, gaining of possession by Buyer of or maintaining, any of the Purchased Assets, or to vest in Buyer good and marketable title to the personal property included in the Purchased Assets, including but not limited to obtaining or transferring permits or licenses or doing such other things as may be reasonably necessary to allow Buyer to conduct its business in substantially the same manner as Seller operated the Business.

                  8.2.8 Assignment of Contracts, Rights, Etc. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller shall use its reasonable efforts (excluding the payment of money other than assignment fees with respect to Assumed Contracts, which shall be the obligation of Seller) to obtain the consent of the other party to any of the foregoing to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits thereunder, including, but not limited to, having (a) Buyer act as agent for Seller for reasonable compensation, and (b) Seller enforce for the benefit of Buyer at Buyer's expense, any and all rights of Seller against the other party thereto arising out of the cancellation by such other party or otherwise.

                  8.2.9 Product Warranty. Although Buyer does not expressly or impliedly assume any of the product warranty or product liability obligations of Seller, Buyer shall have the right after the Closing, on Seller's behalf, to perform Seller's obligations under its product warranties in accordance with Buyer's business judgment consistent with the ongoing operation of Buyer's business. The performance by Buyer of any of Seller's product warranty obligations shall not give rise to any rights in Seller, or any third party. Seller agrees to reimburse Buyer upon demand for Buyer's costs in performing such obligations for Seller, including, but not limited to, out-of-pocket costs and internal labor, material and overhead costs at Buyer's normal rates.

                  8.2.10 Closing of Wilsonville, Oregon, Facility. Seller shall use reasonable efforts to assist Buyer in transferring the business of its customers at the Wilsonville, Oregon, facility to Buyer's facilities at Eugene, Oregon, Troutdale, Oregon, or Aurora, Oregon, as the case may be. Except as disclosed on Schedule 4.3.3, prior to ceasing such operations, Seller will continue to conduct business at such site consistent with past practice. Seller covenants and agrees that it will take such acts and provide such notices as may be required by Law in connection with the closing of the Wilsonville, Oregon, facility (or any other truckstop or travelcenter facility), including but not limited to providing such notices, if any, as are required by the Worker Adjustment and Retraining Notification Act and complying with or assuming all contractual or bargaining obligations under any collective bargaining agreements relating to any such facility.

                  8.2.11 Retention of Proceeds.

            (a) Seller covenants and agrees that for a period which is the longer of (i) two (2) years following the Closing Date (the "General Breach Retention Period") or (ii) the date upon which all claims for indemnification timely made by Buyer under
                  Section 9.2(a) (other than claims for a breach of a representation or warranty under Section 4.2.1, 4.3.4, 4.7.4 or the first sentence of Section 4.7.1, which are covered by Subsection (b) below) or Sections 9.2(b), (e) or (h) (the "General Breach Indemnification Sections") have been resolved and satisfied, Seller shall maintain a net worth (in accordance with generally accepted accounting principles) equal to at least $7,000,000 (the "General Breach Retention Amount"). Each of Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns covenants and agrees, that if: (x) a claim for indemnification is timely made by Buyer under the General Breach Indemnification Sections, (y) the amount of Seller's net worth is less than the General Breach Retention Amount at the time Seller agrees to pay the claim or a final judgment or arbitration award is rendered in favor of Buyer on the claim (the "Settlement Date"), and (z) any amounts or funds have been distributed by Seller to Bruce
                  E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns or any other Person on or after the Closing Date as dividends, stock redemption payments or otherwise with respect to Seller's capital stock (excluding distributions to pay taxes on Seller's income in the event Seller files an S election), then Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns, jointly and severally, shall be liable to Buyer for and with respect to such indemnification claim, to the extent that the amount of Seller's net worth on the Settlement Date is less than the General Breach Retention Amount; provided, however that the joint and several liability of each of Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns shall not exceed the amount so distributed (excluding distributions to pay taxes on Seller's income in the event Seller files an S election), collectively, to Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns during the period beginning on the Closing Date and ending on the date of the claim is paid.

            (b) Seller covenants and agrees that for a period which is the longer of (i) six (6) years following the Closing Date (the "Other Breach Retention Period") or (ii) the date upon which all claims for indemnification timely made by Buyer under Sections 9.2(a) (solely with respect to a claim in a breach of a representation or warranty under Section 4.2.1, 4.3.4, 4.7.4 of the first sentence of Section 4.7.1) or Sections 9.2(c),
                  (d) or (f) (the "Other Breach Indemnification Sections") have been resolved and satisfied, Seller shall maintain a net worth equal to at least $7,000,000 (the "Other Breach Retention Amount"). Each of Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns covenants and agrees, that if: (x) a claim for indemnification is timely made by Buyer under the Other Breach Indemnification Sections, (y) the amount of Seller's net worth is less than the Other Breach Retention Amount at the time Seller agrees to pay the claim of a final judgment or arbitration award is rendered in favor of Buyer on the claim (the "Settlement Date") and (z) any amounts or funds have been distributed by Seller to Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns or any other Person on or after the Closing Date as dividends, stock redemption payments or otherwise with respect to Seller's capital stock (excluding distributions to pay taxes on Seller's income in the event Seller files an S election), then Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns, jointly and severally, shall be liable to Buyer for and with respect to such indemnification claim, to the extent that the amount of Seller's net worth on the Settlement Date is less than the Other Breach Retention Amount; provided, however that the joint and several liability of each of Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns shall not exceed the amount so distributed (excluding distributions to pay taxes on Seller's income in the event Seller files an S election), collectively, to Bruce E. Burns, Bruce Investment Co., Scott Frimoth Investment Co. or Scott F. Burns during the period beginning on the Closing Date and ending on the date of the claim is paid.

                  8.2.12 Transfer of Permits. Seller shall cooperate with Buyer in preparing and filing all notices, applications, reports or other documents required to obtain or, where permitted by Law, to transfer all permits listed on
Schedule 4.4.1 from Seller to Buyer.

            8.3 Employee Covenants.

                  8.3.1 Employment. Pending the Closing, Seller shall use reasonable efforts to retain the services of Seller's employees relating to the Business (except employees terminated in the ordinary course of business) and to encourage them to continue their employment with Buyer after the Closing. Buyer shall offer employment to the thirteen (13) "headquarters" employees of Seller identified on Schedule 8.3.1, attached hereto, on terms and conditions substantially consistent with those presently provided to such persons by Seller. Buyer also agrees to offer employment to most of the employees of Seller who are actively working at the sites comprising the Owned Real Property. Subject to the foregoing, each such offer of employment by Buyer shall be subject to and conditioned upon Buyer's usual and customary hiring practices and policies, including but not limited to drug testing, and each employee who is offered and accepts employment with Buyer shall be entitled to receive only those benefits (but with credit to such employees for their years of service with Seller) which are consistent with those provided to other employees of Buyer in comparable positions. The employment by Buyer of any employee of Seller who accepts the terms of employment offered by Buyer will commence at the Closing. Seller agrees in this regard to cooperate with Buyer by permitting Buyer, prior to the Closing, to meet with Seller's employees who are engaged in the conduct of the Business at such reasonable times as shall be approved by a representative of Seller and to distribute to such employees such forms and other documents relating to employment by Buyer after the Closing as Buyer shall reasonably request. Except as otherwise provided in this Section 8.3.1, Seller shall pay the cost of any compensation, severance or other benefits which may be payable to any employees of such Seller to whom Buyer does not offer employment or to such other persons as shall claim compensation, severance or other benefits in connection with the consummation of the transactions contemplated by this Agreement. Nothing in this Section 8.3.1 shall be deemed to require Buyer to retain any of the employees it hires for any period of time or in any particular position.

                  8.3.2 Tax Deposits. Seller shall make all required deposits through the Closing for all withholding, social security and unemployment insurance Taxes relating to Seller's employees who become employees of Buyer and shall file timely quarterly and annual reports with respect to such Taxes in accordance with applicable Law whether such reports are due prior to or after the Closing.

                  8.3.3 COBRA Compliance. Seller agrees that it will timely provide all notices and any continuation of health benefit coverage required to be provided to any of such Seller's employees, former employees, or the beneficiaries or dependent employees or former employees, under Part 6 of Subtitle B of Title I of ERISA 4980B(f) of the Code (herein collectively referred to as "COBRA"), to the extent such notices and continuation of health benefit coverage are required to be provided by Seller by reason of events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. For purposes of the foregoing, Seller agrees that it will treat employees who are engaged in the conduct of the Business (and such employees' beneficiaries and dependents) as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 ) and Code Section 498013(f)(3)) on the Closing Date. Seller agrees that it will continue the health benefit coverage required by COBRA and the provisions of this Agreement irrespective of the elimination of any health benefit plan of such Seller.

            8.4 Assets Sold As-Is. Buyer has inspected the Purchased Assets and is acquainted with their condition, and subject to the covenants, representations and warranties stated in this Agreement, takes the Purchased Assets "as-is" as of the date of this Agreement, and subject to ordinary wear and tear prior to the Closing Date. Seller has not made and does not make any representations as to the physical condition, expenses, operation or any other matter or thing affecting or related to the Business or Purchased Assets, except as specifically set forth in this Agreement. Buyer acknowledges that all representations, warranties and covenants which Seller has made, and upon which Buyer relied in making this Agreement, have been included in this Agreement. Seller disclaims the implied warranties of fitness for a particular purpose and of merchantability.

            8.5 Confidentiality. Buyer and Seller acknowledge and agree that certain letter agreement dated August 6, 1998 from Seller to Buyer, and signed by Buyer, pertaining to the confidentiality of Evaluation Material, as defined therein, and the confidentiality of a possible Acquisition Transaction, as defined therein, remains in effect in accordance with its terms, except that each of Buyer and Seller may disclose to any person that Evaluation Material has been made available to Buyer and that discussions are taking place concerning a possible Acquisition

Transaction, and except that Buyer may discuss Evaluation Material with Seller's employees and may make employment offers to Seller's employees in accordance with the terms of this Agreement.

            8.6 Waiver of Environmental Claims.

            (a) Effective as of the Closing, Buyer and its Affiliates forever waive, release and discharge any claim Buyer may have, now or in the future, against Seller or against Seller's officers, directors, shareholders, employees, agents, successors or assigns by reason of contamination of the Owned Real Property existing at Closing, known or unknown, or by reason of any Storage or Release of Hazardous Substances on the Owned Real Property prior to the Closing, known or unknown, or any violation of Environmental Law, known or unknown, on the Owned Real Property prior to Closing ("Waived Environmental Claims"). Notwithstanding the foregoing, Buyer does not waive any claim Buyer may have against Seller for (i) indemnity under Section 9.2(a) by reason of breach or inaccuracy of the representations and warranties stated in Section 4.7.4; (ii) any known or unknown environmental contamination, Storage or Release of Hazardous Substances or violation of Environmental Law relating to any property other than the Owned Real Property, or for any environmental claim brought by any third party other than a Governmental Authority (the "Non-Waived Environmental Claims").

            (b) In the event Buyer sells a part or all of the Owned Real Property, Buyer agrees to use its reasonable efforts to secure a similar waiver from the buyer of such Owned Real Property.

            8.7 Bulk Sales Law. In consideration of the indemnity obligation of Seller pursuant to Section 9.2(c), Buyer and Seller hereby waive compliance with the bulk sales provisions of Article 6 of the Uniform Commercial Code as it may be in effect in the states where Seller owns assets to be conveyed to Buyer hereunder and any other bulk sales laws of any jurisdiction that may be applicable to the transactions contemplated hereby.

            8.8 Taxes. Seller shall file any Tax Returns required to be filed in connection with the period up to and including the Closing Date and shall be responsible for all Taxes owed for such periods and for all costs incurred in the preparation of such Tax Returns.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.1 Survival of Representations and Warranties. The covenants, representations and warranties of Seller and of Buyer in this Agreement shall survive the Closing and shall continue to be binding regardless of any investigation made at any time by any party. Nevertheless, the right of the Buyer Indemnified Parties (as such term is defined in Section 9.2) to bring claims for any misrepresentation or breach of warranty or covenant is subject to the time limits contained in paragraph (a) of Section 9.5, and the right of the Seller Indemnified Parties (as such term is defined in Section 9.3) to bring claims for any misrepresentation or breach of warranty or covenant is subject to the time limits contained in paragraph (a) of Section 9.6.

            9.2 Indemnification by Seller. Seller shall indemnify Buyer and its Affiliates and the shareholders, directors, employees and agents of Buyer and its Affiliates (collectively, the "Buyer Indemnified Parties") against and hold them harmless from:

            (a) Representations. All Liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Seller herein;

            (b) Covenants. All Liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Seller herein;

            (c) Liabilities. Any imposition (including, but not limited to, imposition by operation of any bulk transfer or other Law) or attempted imposition by a third party upon any of the Buyer Indemnified Parties of any Liability of Seller which Buyer has not specifically agreed to assume under
Section 2.1 of this Agreement;

            (d) Taxes. All Liability, loss, damage or deficiency resulting from or arising out of any Tax related matter concerning Seller or the Purchased Assets which pertains or relates to the period prior to the Closing Date;

            (e) Brokers and Finders. All Liability, loss, damage or deficiency resulting from or arising out of the claims of any broker, finder or other Person acting in a similar capacity on behalf of Seller in connection with the transactions herein contemplated;

            (f) Environmental. All Liability, loss, damage or deficiency resulting from or arising out of any Non-Waived Environmental Claim (as defined in Section 8.6);

            (g) Mechanic's Liens. All liability, loss, damage or deficiency resulting from or arising out of any mechanic's lien which is filed against any Purchased Asset as a result of or in connection with services or work performed prior to the Closing; and

            (h) Costs. Any and all costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing.

            9.3 Indemnification by Buyer. Buyer shall indemnify Seller and its Affiliates and the shareholders, directors, employees and agents of Seller (collectively, the "Seller Indemnified Parties") against and hold them harmless from:

            (a) Representations. All Liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer herein;

            (b) Covenants. All Liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein;

            (c) Liabilities. Any imposition (including, but not limited to, by operation of Law) or attempted imposition by a third party upon any of the Seller Indemnified Parties of any Liability which Buyer specifically agreed to assume under Section 2.1 of this Agreement;

            (d) Brokers and Finders. All Liability, loss, damage or deficiency resulting from or arising out of the claims of any broker, finder or other Person acting in a similar capacity on behalf of Buyer or in connection with the transactions herein contemplated; and

            (e) Costs. Any and all related costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing.

            9.4 Third Party Claims. If any legal proceedings are instituted or any claim is asserted by any third party in respect of which the Seller Indemnified Parties on the one hand, or the Buyer Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof. A delay in giving such notice shall only relieve the recipient of the obligation to indemnify to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages (not an injunction or other equitable relief) and unless the party from whom indemnity is sought:

            (a) irrevocably acknowledges in writing full responsibility for and agrees to fully indemnify the party asserting such right to indemnity, and

            (b) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity,

in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under

Section 9.2 or 9.3 of this Agreement, as the case may be, with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

            9.5 Limitations on Indemnification of Buyer Indemnified Parties. The indemnification of the Buyer Indemnified Parties provided for under Section 9.2 shall be limited in certain respects as follows:

            (a) Any claim for indemnification under Section 9.2 by the Buyer Indemnified Parties shall be made by the second anniversary of the Closing Date; provided, however, that notwithstanding the foregoing: (i) there shall be no limits on the time for making a claim for indemnification pursuant to (x) Section 9.2(c) or
                  (y) Section 9.2(a) relating to a breach of the representations or warranties contained in Subsection 4.2.1 or the first sentence of Subsection 4.7.1, (ii) a claim for indemnification pursuant to Section 9.2(a) relating to the representations and warranties contained in Subsection 4.3.4, or a claim pursuant to Section 9.2(d) may be made until the 60th day following the expiration of the applicable statute of limitations for either the assessment or collection of Taxes and (iii) a claim for indemnification pursuant to Section 9.2(a) relating to the representations and warranties contained in Subsection 4.7.4, or a claim pursuant to Section 9.2(f), may be made until the sixth (6th) anniversary of the Closing Date;

            (b) The aggregate liability of Seller to the Buyer Indemnified Parties for indemnification claims under paragraph (a) of
                  Section 9.2 (other than claims relating to the representations and warranties contained in Subsections 4.2.1, 4.3.4, 4.7.4 and the first sentence of Subsection 4.7.1, as to which there is no limit), and paragraphs (b), (e) and (h) of Section 9.2 shall not exceed $7,000,000.00; and

            (c) Except for claims pursuant to Section 9.2(g), Seller shall not have any liability hereunder unless the aggregate amount of Liability, loss, damage or deficiency to be indemnified by Seller ("Losses") exceeds $250,000.00 (the "Basket"); provided, that once such Losses have exceeded the Basket, Seller shall be liable for all such Losses, including the amount of the Basket.

            9.6 Limitations on Indemnification of Seller Indemnified Parties. The indemnification of the Seller Indemnified Parties provided for under Section
9.3 shall be limited in certain respects as follows:

            (a) Any claim for indemnification under Section 9.3 by the Seller Indemnified Parties shall be made by the second anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Subsections 5.2.1 or Section 9.3(c); and

            (b) Buyer's aggregate liability to the Seller Indemnified Parties for indemnification claims under paragraph (a) of Section 9.3 (other than claims relating to the representations and warranties contained in Subsection 5.2.1, as to which there is no limit), and paragraphs (b) and (d) of Section 9.3 shall not exceed $7,000,000.00.


                                    ARTICLE X
                                  MISCELLANEOUS

            10. 1 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

            10.2 Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under this Agreement on any person or entity other than Buyer or Seller, their respective successors and permitted assigns, and, to the extent stated herein, their respective Affiliates, officers, directors, employees, shareholders and agents.

            10.3 Headings; Drafting. The headings of the articles, sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. This Agreement shall not be deemed drafted by either party.

            10.4 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by each of the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar). No delay on the part of any party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege.

            10.5 Notices. Any notice, request, claim, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, by telecopy or sent by registered or certified mail (postage prepaid return receipt requested),

            If to Seller, to:

                  Burns Bros., Inc.
                  Weatherly Building, Suite 1200
                  516 S.E. Morrison Street
                  Portland, Oregon 97214
                  Attn:  Bruce E. Burns
                  Telecopier:  503/233-7652

            With a copy to:

                  Lane Powell Spears Lubersky LLP
                  520 S.W. Yamhill Street, Suite 800
                  Portland, Oregon 97204
                  Attn:  Richard H. Williams, Esq.
                  Telecopier: 503/224-0388

            If to Buyer, to:

                  TA Operating Corporation
                  24601 Center Ridge Road, Suite 200
                  Westlake, Ohio 44145-5634
                  Attn:  Edwin P. Kuhn, President and CEO
                  Telecopier:  404/808-3301

            With a copy to:

                  Calfee, Halter & Griswold LLP
                  1400 McDonald Investment Center
                  800 Superior Avenue
                  Cleveland, Ohio 44114-2688
                  Attn:  Philip M. Dawson, Esq.
                  Telecopier:  216/241-0816

or at such other address for a party as shall be specified by like notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two (2) business days after being mailed; otherwise, notices shall be deemed to have been given when delivered to such address.

            10.6 Governing Law; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Oregon without regard to the conflict of law principles thereof.

            Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.6.

            10.7 Attorneys' Fees. If any suit or arbitration proceeding is brought against any party hereto to enforce, interpret, declare rights under or rescind this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs (including deposition transcript and expert witness fees) and disbursements incurred in such suit or proceeding, and in any appeal or review thereof.

            10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which, when together, shall constitute one and the same instrument.

            10.9 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not effect any other provision hereof and this Agreement shall remain in force and be effectuated as if such illegal, invalid or unenforceable provision is not part of this Agreement.

            10.10 Statement Required by Oregon Statute. THE TROUTDALE, OREGON, PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE TROUTDALE, OREGON, PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

            10.11 Exhibits and Schedules. The Exhibit and Schedules referred to in this Agreement shall be deemed to be an integral part of this Agreement.

            10.12 Pronouns. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

            10.13 Time Periods. Except as otherwise provided herein, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

            10.14 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

            INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first above written.


                                        SELLER:

                                        BURNS BROS., INC.


                                        By /s/ Bruce E. Burns
                                           -------------------------------------
                                        Title  President
                                             -----------------------------------

                                        BUYER:

                                        TA OPERATING CORPORATION


                                        By  /s/ Edwin P. Kuhn
                                           -------------------------------------
                                        Title  President
                                             -----------------------------------

                                ACKNOWLEDGMENT


            Intending to be legally bound, the undersigned hereby acknowledge and agree to be bound by Section 8.2.11 of this Agreement:

                                           /s/ Bruce E. Burns
                                           -------------------------------------
                                           Bruce E. Burns



                                           /s/ Scott F. Burns
                                           -------------------------------------
                                           Scott F. Burns

                                           BRUCE INVESTMENT CO.


                                           By: /s/ Bruce E. Burns
                                               ---------------------------------
                                           Its: Vice President
                                               ---------------------------------

                                           SCOTT FRIMOTH INVESTMENT CO.


                                           By: /s/ Scott F. Burns
                                               ---------------------------------
                                           Its Vice President
                                               ---------------------------------